Exhibit 10.51

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

EXPANSION AGREEMENT

BY AND BETWEEN

AMGEN INC.

AND

GLAXO GROUP LIMITED

EXPANSION AGREEMENT

This Expansion Agreement (this “Agreement”) is entered into as of the 27th day of July, 2009 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”), and Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”). Amgen and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen is a biotechnology company that researches, develops, manufactures and commercializes novel therapeutics to treat grievous illness;

WHEREAS, Amgen has developed the proprietary product Ivory (as defined below) for the treatment of certain diseases and conditions;

WHEREAS, GSK desires to develop and commercialize Ivory in the Expansion Scope (as defined below) as set forth in more detail herein; and

WHEREAS, Amgen and GSK are entering into a Collaboration Agreement of even date herewith whereby the Parties will collaborate in the conduct of certain activities with respect to Ivory in certain countries in the Collaboration Territory (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

1.1.

“Affiliate” means, with respect to a Party, any Person which controls, is controlled by or is under common control with such Party. For purposes of this Section 1.1, “control” means: (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity or income interest therein (or, in each of (i) and (ii), if applicable, such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction).

1.2.	“Alliance Manager” has the meaning set forth in Section 2.17 (Alliance Managers).

1.3.

“Amgen Housemarks” means the corporate logo of Amgen, the trademark “Amgen” and any other related trademark, trade name or service mark (whether registered or unregistered) containing the word “Amgen”, or the trademark of an Affiliate of Amgen, and all intellectual property rights residing in the foregoing.

1.4.	“Amgen Indemnitees” has the meaning set forth in Section 11.1 (Indemnity by GSK).

1.5.	“Amgen’s Patent Attorneys” means Amgen’s in-house patent attorney, [*], primarily responsible for patent matters with respect to Ivory in the Expansion Scope.

1.6.	“Anticorruption Laws” has the meaning set forth in Section 10.1 (Mutual Representations and Warranties).

1.7.

“Applicable Law” means, individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges or securities listing organizations, Governmental Authorities, courts, tribunals, agencies other than Governmental Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.8.	“Assisting Party” has the meaning set forth in Section 8.7 (Defense and Settlement of Third Party Claims).

1.9.	“Audited Party” has the meaning set forth in Section 6.3 (Audits).

1.10.	“Auditing Party” has the meaning set forth in Section 6.3 (Audits).

1.11.	“Baseline” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.12.	“Baseline Details” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.13.	“Brand Book” means the Product Trademark usage and style guide for Ivory established and updated from time-to-time by Amgen.

1.14.	“Buy-Out Date” has the meaning set forth in Section 12.8 (Amgen Termination Right).

1.15.

“Change of Control” means: (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding Voting Securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.16.	“Change of Control Buyout Notice” has the meaning set forth in Section 12.5.2 (Later Change of Control of GSK).

1.17.	“Change of Control Buyout Payment” has the meaning set forth in Section 12.5.2 (Later Change of Control of GSK).

1.18.	“Claims” has the meaning set forth in Section 11.1 (Indemnity by GSK).

1.19.

“Collaboration Agreement” means the Collaboration Agreement entered into between the Parties of even date herewith, pursuant to which Amgen grants GSK certain rights with respect to Ivory in the Collaboration Territory.

1.20.	“Collaboration Scope” has the meaning of such term as defined in the Collaboration Agreement.

1.21.	“Collaboration Territory” means the countries comprising the Collaboration Territory (as defined in the Collaboration Agreement).

1.22.

“Commercially Reasonable Efforts” means, with respect to activities of a Party related to Ivory under this Agreement, the efforts and resources typically used by that Party (or, if a Party does not engage in that activity for other products or compounds, by biotechnology and/or pharmaceutical companies that are similar in size and financial resources to such Party) in the conduct of such activities with respect to products of comparable market potential, taking into account all relevant factors including, as applicable, stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Governmental Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Regulatory Approval, and actual or projected profitability. For purposes of clarity, Commercially Reasonable Efforts will be determined on a market-by-market basis within the Expansion Territory, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of Ivory and the market(s) involved.

1.23.

“Contract Interest Rate” means the [*] effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by Applicable Law.

1.24.	“Control Event” has the meaning set forth in Section 12.5.1 (Early Change of Control of GSK).

1.25.	“Copyright” means all right, title, and interest in and to all copyrightable works and any copyright registration or corresponding legal right.

1.26.	“Country Termination Notice” has the meaning set forth in Section 12.8 (Amgen Termination Right).

1.27.	“Country Termination Payment” has the meaning set forth in Section 12.8 (Amgen Termination Right).

1.28.	“Defending Party” has the meaning set forth in Section 8.7 (Defense and Settlement of Third Party Claims).

1.29.

“Designated Countries” means those countries set forth on the Designated Countries Schedule, including any territory that becomes a part of any of these countries and any country of which any of these countries become a part.

1.30.

“Detail” means an interactive face-to-face visit by a sales representative with a medical professional having prescribing authority or who is able to influence prescribing decisions, within the target audience during which approved uses, safety, effectiveness, contraindications, side effects, warnings and/or other relevant characteristics of Ivory are discussed in an effort to increase prescribing preferences of Ivory for its approved uses. Activities conducted by medical support staff (such as medical science liaisons) will not constitute Details. E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to Ivory will not constitute Details. “Detailing” means the act of performing Details and to “Detail” mean to perform Details.

1.31.	“Development Budget” means the budget applicable to the Development Plan.

1.32.

“Development Plan” means, with respect to a country within the Expansion Territory, a plan established by the EDC covering: (i) the research and development of Ivory in the Expansion Scope in accordance with Section 5.1 (Development Activities); (ii) the preparation and submission of Regulatory Filings with respect thereto; and (iii) the obtaining, maintenance or expansion of Regulatory Approvals of Ivory in the Expansion Scope.

1.33.	[*]

1.34.	[*]

1.35.	[*]

1.36.	[*]

1.37.	“EMEA” means the European Medicines Agency, and any successor agency thereto.

1.38.	“Enforcement Action” has the meaning set forth in Section 8.8.1 (Amgen Sole Enforcement).

1.39.	“Excluded Territory” means all countries of the world other than those countries included within the Reserved Territory, Expansion Territory or Collaboration Territory.

1.40.	“Expansion Brand Plan” means the commercialization strategy and brand plan for Ivory in the Expansion Scope established by the ECC.

1.41.	“Expansion Commercialization Committee” or “ECC” means the expansion commercialization committee described in Section 2.12 (Expansion Commercialization Committee).

1.42.	“Expansion Development Committee” or “EDC” means the expansion development committee described in Section 2.13 (Expansion Development Committee).

1.43.	“Expansion IP” has the meaning set forth in Section 8.6.1 (Primary Prosecution).

1.44.	“Expansion Operations Committee” or “EOC” means the expansion operations committee described in Section 2.11 (Expansion Operations Committee).

1.45.	“Expansion Review Committee” or “ERC” means the expansion review committee described in Section 2.9 (Expansion Review Committee).

1.46.	“Expansion Scope” means the Field in the Expansion Territory.

1.47.	“Expansion Steering Committee” or “ESC” means the expansion steering committee described in Section 2.10 (Expansion Steering Committee).

1.48.

“Expansion Territory” means those countries moved from the Reserved Territory into the Expansion Territory by the ESC pursuant to Section 3.4 (Expansion Territory) and not removed from the Expansion Territory pursuant to Section 3.7 (Accession to EU), and for which this Agreement has not otherwise been terminated hereunder.

1.49.	“Field” means the use of Ivory in humans for the treatment, palliation or prevention of any and all diseases and conditions.

1.50.	“Force Majeure” has the meaning set forth in Section 13.10 (Force Majeure).

1.51.

“FTE” means, with respect to a person, the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least a total of 45.5 weeks or 1,820 hours per year (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.52.	“FTE Rate” means [*], increasing by [*] of the then-current FTE Rate on January 1 of 2010 and each subsequent calendar year.

1.53.

“GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.54.

“Governmental Authority” means any government or supranational administrative agency, commission or other governmental or supranational authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental or supranational regulatory body.

1.55.	“GSK” has the meaning set forth in the Preamble.

1.56.

“GSK Housemarks” means the corporate logo of GSK, the trademark “GlaxoSmithKline” and any other related trademark, trade name or service mark (whether registered or unregistered) containing the word “GlaxoSmithKline” and intellectual property rights residing in the foregoing.

1.57.	“GSK Indemnitees” has the meaning set forth in Section 11.2 (Indemnity by Amgen).

1.58.

“GSK Inventions” means any Invention made solely by GSK or its Affiliates (and not jointly with Amgen or any of its Affiliates) during the Term in the course of performing the activities contemplated hereunder that relates substantially to the composition of matter, formulation or use of Ivory.

1.59.	“HTAs” means health technology assessments.

1.60.	“IFRS” means the then current International Financial Reporting Standards, consistently applied.

1.61.	“Indemnified Party” has the meaning set forth in Section 11.4 (Claim for Indemnification).

1.62.	“Indemnifying Party” has the meaning set forth in Section 11.4 (Claim for Indemnification).

1.63.	“Infringement Claim” has the meaning set forth in Section 8.7 (Defense and Settlement of Third Party Claims).

1.64.

“Initial Countries” means those countries set forth on the Initial Countries Schedule, including any territory that becomes a part of any of these countries and any country of which any of these countries become a part.

1.65.	“Invention” means any idea, concept, discovery, invention, improvement or trade secret.

1.66.	“ISS” means a clinical study or research study initiated and conducted by an individual not employed by a Party and not acting on behalf of a Party.

1.67.	“Ivory” means [*].

1.68.

“Ivory Intellectual Property” means any Invention, Know-How, Patent, Product Trademark, trademark application, electronic media registrations (including domain names, usernames, websites, blogs and the like) or Copyright owned or controlled by Amgen or its Affiliates related to Ivory in the Expansion Scope.

1.69.	“Ivory SKU” means a particular stock-keeping unit of Ivory supplied to GSK pursuant to the Supply Agreement.

1.70.	[*]

1.71.

“Know-How” means all tangible and intangible techniques, information, technology, practices, trade secrets, Inventions (whether patentable or not), methods, processes, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological, manufacturing, and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, including works of authorship and copyrights.

1.72.	“Launch Plan” has the meaning set forth in Section 3.3 (Launch Plans).

1.73.	“Losses” has the meaning set forth in Section 11.1 (Indemnity by GSK).

1.74.	“Manufacturing Filing Responsibilities” has the meaning set forth in Section 5.4.3 (Manufacturing Filings).

1.75.	“Opt-In Date” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.76.	“Opt-In Notice” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.77.	“Option” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.78.

“Option Exercise Year” means, with respect to the applicable [*], the twelve (12) month period following the date on which Amgen delivers the Opt-In Notice to GSK pursuant to Section 4.11 (Amgen Co-Promotion).

1.79.

“Patent Coordinator” means those employees of each of the Parties appointed pursuant to Section 2.14 (Patent Coordinators) to serve as such Party’s primary liaison with the other Party on matters relating to intellectual property as described in this Agreement.

1.80.

“Patents” means the issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, refilings, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and patent term extensions thereof, and all international or foreign counterparts of any of the foregoing (including supplemental protection certificates, patents of addition and the like).

1.81.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.82.

“Phase IV Study” means any clinical study initiated in a country within the Expansion Scope following the first Regulatory Approval for Ivory in such country for the indication being studied. Phase IV Studies may include epidemiological studies, modeling and pharmacoeconomic studies, ISS and post-marketing surveillance studies.

1.83.	“Planned Details” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.84.

“Primary Countries” means those countries set forth on the Primary Countries Schedule, including any territory that becomes a part of any of these countries and any country of which any of these countries become a part.

1.85.	“Product Data” has the meaning set forth in Section 12.9.4 (Product Data and Amgen Confidential Information).

1.86.

“Product Trademarks” means one (1) or more of the trademarks designated by Amgen for use by GSK in a country in the Expansion Territory from among those trademarks utilized by Amgen for Ivory outside the Expansion Territory, any other related trademark or service mark (whether registered or unregistered) containing such trademark and any other trademark or service mark (whether registered or unregistered) selected or authorized by Amgen for use on, with, or to refer to Ivory (other than Amgen Housemarks and GSK Housemarks, as applicable) in the Expansion Scope during the Term.

1.87.

“Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video sales, promotional or advertising materials relating to or used with respect to Ivory in the Expansion Scope, including journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements, and sales reminder aids, and materials used for scientific exchange and disease state communications.

1.88.

“Prosecution and Maintenance” means, the preparation, filing, prosecution and maintenance of patent applications and trademark applications, and maintenance of patents and trademarks, as well as re-examinations and reissues with respect to such patents and trademarks, together with the conduct of interferences and the defense of oppositions or similar proceedings with respect to such patent application, trademark application, patent or trademark; and “Prosecute and Maintain” has the correlative meaning.

1.89.

“Quality Agreement” means the Quality Agreement to be entered into between the Parties (or Affiliates thereof) promptly after the Effective Date, to govern certain quality matters related to Ivory to be supplied under the Supply Agreement.

1.90.

“Recoveries” means all monies received by Amgen or GSK (or any of their Affiliates) from a Third Party in connection with the final, non-appealable judgment (or judgment with respect to which the time period for appeal has expired), award or settlement of any enforcement with respect to any Ivory Intellectual Property, to the extent such judgment, award or settlement pertains to activities within the Expansion Scope.

1.91.	“Reduction Amount” has the meaning set forth in Section 4.11 (Amgen Co-Promotion).

1.92.

“Regulatory Approval” means a product-specific approval from a Governmental Authority necessary for the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of Ivory.

1.93.

“Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of Ivory. For the sake of clarity, “Regulatory Filing” does not include any submission with any Governmental Authority of adverse event reports, periodic safety reports, or other similar safety submissions (which submissions will be governed by the Safety Agreement).

1.94.	“Remaining Interest” has the meaning set forth in Section 12.5.2 (Later Change of Control of GSK).

1.95.

“Reserved Territory” means those Initial Countries which are included in the Reserved Territory in accordance with Section 3.2 (Reserved Territory). Any country that is removed from the Reserved Territory pursuant to the terms of this Agreement will cease to be a part of the Reserved Territory from that point forward.

1.96.	[*]

1.97.	[*]

1.98.

“Safety Agreement” means the Safety Agreement to be entered into by the Parties (or Affiliates thereof) promptly after the Effective Date pertaining to the handling of safety matters, pharmacovigilance matters, product complaints and/or the like with respect to Ivory.

1.99.

“Segregate” means, with respect to two (2) programs: (i) [*] (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Expansion Territory) [*]; (ii) to ensure that personnel (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Expansion Territory) [*]; (iii) to ensure that [*] (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Expansion Territory) [*]; and (iv) from time-to-time, upon the reasonable request of the other Party, to provide information requested relating to the foregoing items (i) through (iii), and to cooperate to enable the other Party to verify that such restrictions are in place and sufficient to achieve the foregoing. For clarity, [*].

1.100.

“Supply Agreement” means the Supply Agreement to be entered into by the Parties (or Affiliates thereof) promptly after the Effective Date, to address the supply of Ivory to GSK for the Expansion Territory. The Supply Agreement will be materially consistent with the terms set forth on the Supply Agreement Schedule, and will include supply pricing in accordance with the Supply Pricing Schedule.

1.101.	“Taxes” means any tax, excise or duty, other than taxes upon income.

1.102.	“Term” has the meaning set forth in Section 12.1 (Term).

1.103.	“Third Party” means any Person that is not a Party, or an Affiliate of a Party.

1.104.	“Third Party Claim” means any claim, action, lawsuit, or other proceeding brought by any Third Party. Third Party Claim includes any [*] and any Infringement Claim.

1.105.	“Unaddressed Inquiries” has the meaning set forth in Section 4.15 (Medical Inquiries and Product Inquiries).

1.106.

“VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed in other countries instead of or in addition to value added tax.

1.107.	“Voting Securities” means securities entitled to be voted generally or in the election of directors of a Person.

1.108.	“Withholding Party” has the meaning set forth in Section 6.4 (Withholding).

2.	SCOPE AND GOVERNANCE

2.1.	Purpose of Collaboration. The purpose of the collaboration is for GSK to develop and commercialize Ivory in the Expansion Scope, in accordance with the terms and conditions of this Agreement.

2.2.

Governance. The collaboration hereunder will be governed by: (i) the ERC, which will be responsible for the resolution of issues within the collaboration that cannot be resolved by the ESC; (ii) the ESC, which will be responsible for oversight of the collaboration; (iii) the EOC, which will be responsible for overseeing supply for the Expansion Scope under the Supply Agreement and Quality Agreement, and for other manufacturing-related issues within the Expansion Scope (such as distribution, quality and release-testing); (iv) the ECC, which will be responsible for developing the Expansion Brand Plan for Ivory within the Expansion Scope; (v) the EDC, which will be responsible for regulatory matters within the Expansion Scope, establishing the Development Plan and discussing the activities to be conducted thereunder; and (vi) the Patent Coordinators, who will be responsible for intellectual property issues as set forth herein. All such committees and teams (the terms committee and team being used interchangeably herein) will be formed promptly following the Effective Date. Each such committee and team will oversee the activities undertaken by the Parties within the scope of authority of such committee or team, including monitoring progress against plans and outlining how Parties will collaborate in the conduct of such activities. It is expected that the committees will develop plans and strategies assigned to it in a collaborative manner and will serve as a forum for discussion of and input into such plans and strategies.

2.3.

Decision Making Standards. The decisions made and actions taken by the ERC, ESC, ECC, EOC, EDC and Patent Coordinators will be made with the interests of both Parties (including the Parties’ interests in the collaboration) (as presented to such committee or team) duly considered in good faith. Subject to the terms of this Agreement and Applicable Law, the decisions of such committees will be made in accordance with the discretion and business judgment of the members thereof.

2.4.

Membership. Each of the ESC, EOC, ECC and EDC will be comprised of three (3) members appointed by Amgen and three (3) members appointed by GSK (or such other number of members as agreed in writing by the Parties). The ESC, EOC, ECC and EDC will each be led by two (2) co-chairs, one (1) appointed by each of the Parties. The ERC will be comprised of one (1) member appointed by each of the Parties, and such members initially will be the President, Emerging Markets (or his or her designee) for GSK and the Executive Vice President, Global Commercial Operations (or his or her designee) for Amgen. Each Party will ensure that the committee members appointed by it have the appropriate level of seniority and decision-making authority commensurate with the responsibilities of the committee to which they are appointed.

2.5.

Replacement of Members. Each Party will have the right to replace its committee members by written notice to the other Party. In the event any committee member becomes unwilling or unable to fulfill his or her duties hereunder, the Party that appointed such member will promptly appoint a replacement by written notice to the other Party.

2.6.	Establishment of Subcommittees. Each committee will have the right to establish subcommittees or working teams with respect to issues within its area of responsibility as it sees fit.

2.7.

Efficiency in Meeting Planning. The Parties will cooperate to achieve reasonable operational efficiencies in planning and conducting meetings of committees and teams hereunder (such as, for example, by scheduling meetings of committees with overlapping membership so as to minimize travel expense, by having one or more committee members participate in in-person meetings via video or teleconference and the like).

2.8.

No Authority to Amend or Modify. Notwithstanding anything herein to the contrary, no committee will have any authority to amend, modify or waive compliance with this Agreement, the Supply Agreement, the Quality Agreement or the Safety Agreement.

2.9.	Expansion Review Committee. The ERC will be responsible for resolving any issues within the collaboration that cannot be resolved by the ESC or EDC, as the case may be.

2.9.1.

Meetings. The ERC will meet as requested by the ESC or EDC to resolve unresolved collaboration issues, via teleconference or videoconference or otherwise, or as otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend ERC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. All ERC meetings must have all members in attendance.

2.9.2.

Decision Making. The ERC will make decisions by consensus with each Party having one (1) vote. In the event of a deadlock, the decision will be made by the member appointed to the ERC by Amgen; provided that: (i) the ERC will not have the right to [*].

2.10.

Expansion Steering Committee. The ESC will be responsible for overseeing the collaboration, including the commercialization of Ivory in the Expansion Scope generally. The ESC will be a forum for: (i) discussing commercialization strategy; (ii) reviewing, and approving Launch Plans, including updates thereof and changes thereto; (iii) reviewing, approving and updating the Expansion Brand Plan established by the ECC; (iv) developing and updating a rolling three (3) year Sales Forecast; (v) reviewing, approving and updating the supply forecast established by the EOC; (vi) reviewing and approving the pricing and access plan established by the ECC; (vii) keeping each of the Parties informed of conferences in the Expansion Territory as described in Section 4.6 (Conferences in Expansion

Territory) and attendees thereof, and (viii) discussing the schedule of significant near-term activities that will require Amgen to provide personnel and resource to allow Amgen reasonable time to plan for such resourcing in a manner that will not impede GSK’s progress under this Agreement. On an ad hoc basis, the ESC may request special reports or briefings from the other committees. The ESC will conduct its activities in consultation and/or cooperation with the EDC with respect to those matters that such committees determine appropriate, including regulatory matters

2.10.1.

Meetings. The ESC will meet quarterly in person, via teleconference or videoconference or otherwise (with at least two (2) meetings per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend ESC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the ESC as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All ESC meetings must have at least one (1) member appointed by each Party in attendance.

2.10.2.

Reporting. Each Party will keep the ESC fully and promptly informed of progress and results of activities for which it is responsible or that it is permitted to conduct hereunder, through its members on the ESC and as otherwise provided herein. Each Party will fully and promptly inform the ESC with respect to its activities in the Expansion Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof. Once GSK obtains Regulatory Approval of Ivory in a country within the Expansion Territory, it will regularly update the ESC, on a country-by-country basis, with respect to (i) the number of sales representatives used to Detail Ivory and the number of Details performed, and (ii) any other information reasonably requested by the ESC.

2.10.3.

Decision Making. The ESC will make decisions by consensus with each Party having one (1) vote. In the event of a deadlock on an issue, the decision will be made by the members of the ESC appointed by GSK if the issue is a commercialization matter, or by Amgen if the matter is any other matter; provided that the members appointed by either Party will have the right to require that such issue be escalated to the ERC for determination. Notwithstanding the foregoing, in the event of a decision on a matter that [*].

2.11.

Expansion Operations Committee. The EOC will be responsible for overseeing supply (in accordance with the Supply Agreement and the Quality Agreement), reviewing cost of goods of Ivory, preparing a draft supply forecast for approval by the ESC, and other operational issues within the Expansion Scope.

2.11.1.

Meetings. The EOC will meet quarterly in person, via teleconference or videoconference or otherwise (with at least two (2) meetings per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European or global headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend EOC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the EOC as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All EOC meetings must have at least one (1) member appointed by each Party in attendance.

2.11.2.

Reporting. Each Party will keep the EOC fully and promptly informed of progress and results of activities within the scope of responsibility of the EOC for which it is responsible or that it is permitted to conduct hereunder through its members on the EOC and as otherwise provided herein. Each Party will fully and promptly inform the EOC with respect to its activities in the Expansion Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof. Notwithstanding the foregoing, Amgen will have no obligation to provide proprietary manufacturing information to GSK through any committee or otherwise.

2.11.3.

Decision Making. The EOC will make decisions by consensus with each Party having one (1) vote. In the event of a deadlock on an issue, the decision will be made by the members of the EOC appointed by Amgen, provided that the members appointed by either Party will have the right to require that such issue be escalated to the ESC for determination. Notwithstanding the foregoing, in the event of a decision on a matter that requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on Ivory or a Party, the members of the EOC appointed by Amgen will have the right to make an interim decision pending ESC determination.

2.12.

Expansion Commercialization Committee. The ECC will be responsible for developing specified plans and overseeing specified commercial activities relating to Ivory in the Expansion Scope. The ECC will be a forum for discussing, developing, and agreeing upon a draft Expansion Brand Plan for submission to the ESC for approval and reviewing the draft three (3) year sales forecast. The ECC’s responsibilities will include: (i) cross-functional, collaborative development of the Expansion Brand Plan including strategies and tactics at the regional level; (ii) developing and updating a draft pricing and access plan for ESC approval; (iii) developing and updating core message elements; and (iv) discussing the schedule of significant near-term activities that will require Amgen to provide personnel and resource to allow Amgen reasonable time to plan for such resourcing in a manner that will not impede GSK’s progress under this

Agreement. Based on the strategies approved by the ECC, GSK will prepare a draft Expansion Brand Plan and draft pricing and access plan for review and approval of the ECC. The ECC will then submit the draft Expansion Brand Plan and the draft pricing and access plan to the ESC for final approval.

2.12.1.

Meetings. The ECC will meet quarterly in person, via teleconference or videoconference or otherwise (with at least two (2) meetings per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend ECC meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the ECC as reasonably required to resolve particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All ECC meetings must have at least one (1) member appointed by each Party in attendance.

2.12.2.

Reporting. Each Party will keep the ECC fully and promptly informed of progress and results of activities within the scope of responsibility of the ECC for which it is responsible or that it is permitted to conduct hereunder through its members on the ECC and as otherwise provided herein. Each Party will fully and promptly inform the ECC with respect to its activities in the Expansion Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof.

2.12.3.

Decision Making. The ECC will make decisions by consensus with each Party having one vote. In the event of a deadlock on an issue, the decision will be made by the members of the ECC appointed by GSK, provided that the members appointed by either Party will have the right to require that such issue be escalated to the ESC for determination. Notwithstanding the foregoing, in the event of a decision on a matter [*].

2.13.

Expansion Development Committee. The EDC will be responsible for (i) establishing the Development Plans and Development Budgets, (ii) reviewing clinical protocols for studies to be conducted under the Development Plan, (iii) overseeing regulatory matters in the Expansion Scope and the conduct and progress of the activities set forth in the Development Plan, including the initial allocation of responsibility between the Parties and transfers of responsibility thereafter, (iv) discussing the schedule of significant near-term activities that will require Amgen to provide personnel and resource to allow Amgen reasonable time to plan for such resourcing in a manner that will not impede GSK’s progress under this Agreement and (v) overseeing any recall, market withdrawal, field alert or any other corrective action (including letters to health care professionals) related to Ivory in the Expansion Scope. In addition to the foregoing, the EDC will discuss development to be undertaken by Amgen outside the Expansion Territory and in the Expansion Territory for the benefit of countries outside the

Expansion Territory, in each case to the extent either Party reasonably believes such development is reasonably likely to have a material benefit or a material adverse effect, in each case on Ivory within the Expansion Scope (and Amgen will provide summary information of Ivory development to be undertaken by Amgen in order to enable GSK to make such determination). The EDC will conduct its activities in consultation and/or cooperation with the ESC with respect to those matters as such committees determine appropriate, including regulatory matters.

2.13.1.

Meetings. The EDC will meet quarterly in person, via teleconference or videoconference or otherwise (with at least one (1) meeting per calendar year being in person), or as otherwise agreed by the Parties. The Parties anticipate that the EDC may meet more frequently in the initial years of the Term. Any in-person meetings will be held on an alternating basis between GSK’s and Amgen’s European or global headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend EDC meetings, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings of the EDC as reasonably required to discuss particular matters requested by such Party by at least ten (10) business days prior written notice to the co-chair appointed by the other Party. All EDC meetings must have at least one (1) member appointed by each Party in attendance.

2.13.2.

Reporting. Each Party will keep the EDC fully and promptly informed of progress and results of activities for which it is responsible or that it is permitted to conduct hereunder in accordance with the applicable Development Plan, through its members on the EDC and as otherwise provided herein. Each Party will provide copies of data and reports or other information from such activities to the EDC as requested by either Party. Each Party will fully and promptly inform the EDC with respect to its activities in the Expansion Scope undertaken pursuant to this Agreement as reasonably requested by any member thereof.

2.13.3.

Decision Making. The EDC will make decisions by consensus with each Party having one vote. In the event of a deadlock on an issue, the decision will be made by the members of the EDC appointed by Amgen, provided that the members appointed by either Party will have the right to require that such issue be escalated to the ERC for determination. Notwithstanding the foregoing, in the event of a decision on a matter that [*].

2.14.

Patent Coordinators. The Parties will each appoint a Patent Coordinator promptly after the Effective Date of the Agreement. The Patent Coordinators will serve as the primary contacts and forum for discussion between the Parties with respect to intellectual property matters involving Ivory worldwide in the Field, and will cooperate with respect to the activities set forth in Article 8 (Intellectual Property). A [*], in each case within the Expansion Scope or outside the Expansion Scope to the extent such matter would be reasonably likely to have a material impact on the Expansion Scope. The Patent Coordinators will meet as often as agreed by them (and at least semi-annually if requested), via teleconference or videoconference or as otherwise agreed, to discuss matters arising out of the activities set forth in Article 8 (Intellectual Property). To the extent reasonably requested by either Patent Coordinator, the Patent Coordinators will solicit the involvement of more senior members of their respective legal departments (up to the most senior intellectual property attorney, where appropriate) with respect to critical issues. Each of the Patent Coordinators will consider comments and suggestions made by the other in good faith. Notwithstanding anything in this Agreement to the contrary, neither Patent Coordinator will have the obligation to disclose information to the extent prohibited by obligation of confidentiality or protective order, that would result in loss of attorney-client or other relevant legal privilege, that constitutes proprietary manufacturing information or where the other Party has an actual or potential conflict of interest with respect to such information (e.g., where sharing such information would be reasonably likely to provide the recipient with a commercial advantage with respect to a product competitive to Ivory that is being developed or commercialized by such Party).

2.15.

Internal Governance. The Parties acknowledge that the committee and decision-making structure set forth herein is without prejudice to, and does not supplant, the Parties’ internal decision-making structures.

2.16.

Right to Terminate Participation. Amgen will have the right to terminate its participation in any or all of the committees contemplated pursuant to this Article 2 (Scope and Governance) by ninety (90) days prior written notice to GSK. In the event of such termination, matters subject to the collaboration and oversight of the relevant committees will be dealt with directly between Amgen and GSK. All information that was to be provided by a Party to a committee that has been terminated will instead be provided (in the same time frames as previously required) directly to the other Party. With respect to any matter under the purview of the terminated committee(s) that was subject to a final determination by Amgen’s or GSK’s committee members, such matter will instead be subject to the final determination of Amgen or GSK, respectively.

2.17.

Alliance Managers. Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties between meetings of the committees established hereunder (each, an “Alliance Manager”). Unless otherwise agreed by the Parties, the Alliance Managers will attend all meetings of the ESC and will have the right to attend all meetings of the EDC, EOC and ECC, as non-voting participants at such meetings. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

3.	EXCLUSIVITY; LAUNCH PLANS

3.1.

Exclusivity. Amgen will not, itself, through its Affiliates or any other entity which is controlled by Amgen, commercialize Ivory in the Reserved Territory for a period of [*] after [*], except through GSK pursuant to this Agreement. For purposes of this Section 3.1 (Reserved Territory), “control” means the possession solely by Amgen or its Affiliates, of the power to direct or cause the direction of management and policies of an entity, whether through the ownership of Voting Securities, by contract or otherwise. Notwithstanding the foregoing, Amgen will have the right to conduct research, development and manufacturing in the Reserved Territory, but will not sell or offer for sale Ivory for commercial use in the Reserved Territory except to GSK or its Affiliates and as may be required by Applicable Law in connection with clinical development in the Reserved Territory.

3.2.

Reserved Territory. Within [*] of the Effective Date, GSK will inform the ESC which of the Initial Countries will be included in the Reserved Territory (which will at least include the Primary Countries). Any Initial Countries that are not included in the Reserved Territory at the expiration of such [*] period will be deemed part of the Excluded Territory.

3.3.

Launch Plans. GSK will prepare and provide to the ESC a launch plan (“Launch Plan”) for each of the Designated Countries, Argentina and Colombia no later than [*]. GSK will prepare and provide to the ESC Launch Plans for each of the remaining Primary Countries within [*] after the Effective Date. GSK will prepare and provide to the ESC Launch Plans for each of the remaining countries in the Reserved Territory within [*] of the Effective Date. The Launch Plan for each country will set forth in reasonable detail GSK’s plan to develop, register and commercialize Ivory in the applicable country through the first three (3) full calendar years after commercial launch in such country, including (i) all development and clinical studies to be conducted, (ii) the information and portions of Regulatory Filings outside the Expansion Territory to be used for seeking Regulatory Approval in such country, (iii) supply forecasts, (iv) commercial strategy and forecasts, (v) proposed pricing, (vi) the anticipated timeline of development, filing, Regulatory Approval and launch, (vii) estimated resources and budget for the planned activities, (viii) any Third Parties proposed to be used in the development and/or commercialization, (ix) an outline of regulatory and supply requirements for obtaining Regulatory Approval, including a plan for which of the Parties will be the lead with respect to communications with the applicable Governmental Authority, (x) an access and reimbursement assessment (e.g., public/private reimbursement, formulary requirements, etc.), (xi) a distribution plan, (xii) a risk mitigation plan, (xiii) a plan for any required technology transfer to Governmental Authorities, including which Party will be responsible for transfer and the resource required for such transfer, (xiv) with respect to Launch Plans for the Designated Countries, GSK’s operational and financial commitments with respect to Ivory as described in Section 4.1 (GSK Activities), and (xv) any other information that GSK reasonably believes it requires from Amgen to obtain Regulatory Approval of Ivory in the Expansion Scope. In addition, GSK will promptly provide any other information reasonably requested by the ESC to assist in the evaluation of the Launch Plan in accordance with Section 3.4 (Expansion Territory).

3.4.	Expansion Territory. Promptly following receipt of a Launch Plan, the ESC will meet to discuss the Launch Plan and to evaluate the risks and benefits of commercialization of Ivory in the applicable country in accordance with such Launch Plan. The ESC will consult with the EDC to take into consideration the development required to obtain Regulatory Approval of Ivory in the applicable country when evaluating risks and benefits. The ESC may request revisions to the Launch Plan. Promptly following the evaluation of the Launch Plan, the ESC will determine whether to move a country from the Reserved Territory into the Expansion Territory, and if it is so determined, then the [*]. It is the Parties’ current anticipation that [*] Ivory in the Expansion Scope. For the avoidance of doubt, the members of the ESC from both Parties are required to unanimously agree to (i) approve a Launch Plan, (ii) make any material amendments to the Launch Plan after approval thereof and prior to the establishment of the applicable Expansion Brand Plan, Development Plan or supply requirements in accordance with Section 3.5 (Establishment of Plans) and (iii) move a country from the Reserved Territory into the Expansion Territory. If unanimous agreement is not reached, then such decision may be escalated to the ERC; provided, that if the members of the ERC do not agree to move a country from the Reserved Territory into the Expansion Territory, then such country will remain in the Reserved Territory and be subject to the provisions of this Agreement applicable to the Reserved Territory, including Section 3.1 (Exclusivity). Any country remaining in the Reserved Territory [*] after [*] will cease to be included in the Reserved Territory, and will be deemed to be included in the Excluded Territory at such time, unless otherwise expressly agreed in advance by the Parties in writing.

3.5.

Establishment of Plans. Promptly following the movement of a country from the Reserved Territory into the Expansion Territory, (i) the ECC will meet to discuss, develop and agree upon an access and reimbursement plan for the applicable country and to discuss, develop and agree upon the Expansion Brand Plan (if one has not been developed as of such time) or the applicability of, including any changes to, the Expansion Brand Plan with respect to the applicable country, (ii) the EDC will meet to discuss, develop and agree upon a Development Plan for Ivory in the applicable country, and (iii) the EOC will meet to discuss and agree upon the supply requirements for the applicable country, in each case based substantially on the approved Launch Plan; provided, that Amgen cannot obligate [*]. The ECC and EDC will determine, and include in the Expansion Brand Plan or Development Plan, as applicable, what reasonable materials with respect to Ivory in the Collaboration Scope (such as training materials, promotional materials and development documents) that GSK will require in order to conduct its activities under this Agreement, and Amgen will provide such materials as the Parties agree. On an annual basis, and more often as requested by the ESC, the ESC will review and update the planned activities with respect to Ivory for each country in the Expansion Territory, informed by the Expansion Brand Plan, Development Plan, and other activities of the ECC, EDC and EOC.

3.6.

Removal of Countries. If GSK does not obtain Regulatory Approval to market Ivory in a given country of the Expansion Territory within [*], then in each case the EDC will meet to discuss the reasons for not obtaining Regulatory Approval of Ivory in such country in accordance with the foregoing timelines. Such discussion by the EDC will include consideration of any delays caused by

Amgen’s failure to timely review or provide materials hereunder necessary for GSK’s progress in such country and other circumstances outside of GSK’s reasonable control. If requested, GSK will prepare a detailed written plan for such EDC meeting (including detailed timelines and a date by which it expects to obtain Regulatory Approval) of the activities that GSK has undertaken, is undertaking and will undertake to obtain Regulatory Approval for Ivory in the Expansion Scope as soon as reasonably practicable in the applicable country. If GSK believes that it will not obtain Regulatory Approval in a country in the Expansion Territory in accordance with the foregoing timelines, then it will promptly notify the EDC thereof and provide to the EDC any information it reasonably requests with respect thereto.

3.7.

Accession to EU. Any country within the Reserved Territory or Expansion Territory that accedes to the European Union after the Effective Date will become part of the Collaboration Territory pursuant to the Collaboration Agreement and will no longer be part of the Reserved Territory or Expansion Territory.

4.	COLLABORATION ACTIVITIES

4.1.

GSK Activities. Except as otherwise set forth herein, including Section 4.11 (Amgen Co-Promotion), GSK will have sole responsibility for the conduct of all commercialization activities within the Expansion Scope, including providing sales force representatives for Detailing Ivory within the Expansion Scope, pricing Ivory (including with respect to trade, quantity or other discounts), determining the launch conditions and terms of sale for Ivory, distribution, taking orders for and returns of Ivory, issuing credits for Ivory, selling Ivory and booking sales of Ivory, in each case within the Expansion Scope. GSK is solely responsible for all costs associated with its activities in the Expansion Scope. GSK will only commercialize Ivory in the Expansion Scope in accordance with the applicable Launch Plan, Expansion Brand Plan and this Agreement. GSK will not commercialize Ivory outside the Expansion Scope. In each [*], unless prohibited by Applicable Law, on an ongoing basis throughout the period commencing [*], GSK will: [*].

4.2.

Amgen Activities. Amgen will have sole responsibility for maintaining the global safety database and core data sheet for Ivory, and for manufacturing Ivory for the Expansion Territory in accordance with the Supply Agreement, Quality Agreement, the direction of the EOC and this Agreement. In addition, Amgen will have the sole right to perform activities with respect to Ivory outside the Expansion Scope and GSK will not promote or conduct any activities hereunder with respect to Ivory outside the Expansion Scope. GSK will not interact with key opinion leaders located outside the Expansion Territory with respect to Ivory, except as may be agreed in advance in writing by the Parties.

4.3.

Diligence and Performance Standards. Subject to the decisions made by and oversight of the committees established hereunder, each Party will use, and will assure that each of its Affiliates use, Commercially Reasonable Efforts in the performance of its and their activities hereunder. GSK will conduct, and ensure that each of its Affiliates conduct, all of its and their activities with respect to the registration and development of Ivory for the Expansion Scope in accordance with this Agreement, the Development Plans, the direction of the EDC, the Quality Agreement, the Safety Agreement and all Applicable Law, and with respect to the promotion and commercialization of Ivory in accordance with this Agreement, the Expansion Brand Plan, accepted national and international pharmaceutical industry codes of practices in and for the Expansion Territory, and all Applicable Law. Amgen will conduct, and ensure that each of its Affiliates conduct, all of its and their activities with respect to the manufacture and development (including making any Regulatory Filings) of Ivory for the Expansion Scope in accordance with this Agreement, the Development Plans, the direction of the EDC or EOC, as applicable, the Supply Agreement, Quality Agreement and all Applicable Law. The Parties will provide each other with all reasonably requested cooperation to enable each of them to comply with Applicable Law and accepted national and international pharmaceutical industry codes of practices, including permitting each Party to verify the other Party’s compliance therewith. Notwithstanding the foregoing, GSK’s sales force representatives will conduct the commercialization activities under this Agreement in accordance with the relevant codes of practice established by GSK, and nothing herein will be interpreted to require lower standards of conduct with respect to such sales force representatives than those required in GSK’s codes of practice. In evaluating whether a Party has used or is using Commercially Reasonable Efforts, consideration will be given to the impact of any requests of or delays caused by the other Party and the impact of any final decisions made by the other Party within its final decision-making authority. If GSK reasonably determines that the [*] for a country would make [*], considering the relevant [*] and other relevant factors, and the Parties are unable to reach agreement, after discussion, on an adjustment to [*] for such country that would make commercialization of Ivory in such country [*], then GSK will promptly notify Amgen thereof and Amgen will have the right to terminate this Agreement with respect to such country pursuant to Section 12.6 (Termination for Withdrawal or Stoppage).

4.4.

Use of Affiliates and Third Party Contractors. GSK will perform its activities hereunder itself or through a wholly-owned Affiliate, unless otherwise provided in the approved Launch Plan. Amgen will perform any development and commercial activities hereunder for the Expansion Scope itself or through a wholly-owned Affiliate, unless otherwise provided in the Launch Plan. If GSK or Amgen decides to use a Third Party to conduct any such activity under this Agreement, and it was not set forth in the approved Launch Plan, then the use of such Third Party will be subject to the other Party’s prior written consent. Notwithstanding the foregoing. GSK may use Third Party contractors for distribution operations and logistics for Ivory without Amgen’s prior written consent (but with prior notice to and consultation with Amgen), provided that such Third Party contractor is not a pharmaceutical or biotechnology company or an affiliate thereof. Each Party will be responsible for compliance by its Third Party contractors hereunder with this Agreement and will be responsible for the acts and omissions of such Third Parties as if committed or omitted by the applicable Party. The obligations of GSK and Amgen herein also apply to their respective Affiliates. Each Party will be responsible for compliance by its respective Affiliates with this Agreement and will be responsible for all acts and omissions of such Affiliates as if committed or omitted by the applicable Party.

4.5.

Violation of Laws. Each Party will promptly notify the other Party of any violation of Applicable Law by its personnel with respect to the conduct of activities in the Expansion Scope under this Agreement. Upon request of the non-notifying Party, the notifying Party will promptly confer with the non-notifying Party regarding any such violation and will promptly take remedial and/or preventative action as may be reasonably required by the ESC with respect thereto. The ESC will have the right to require the removal of any personnel that materially violates Applicable Law or applicable national or international pharmaceutical industry codes of practices from performing activities contemplated under this Agreement with respect to Ivory in the Expansion Scope.

4.6.

Conferences in Expansion Territory. GSK will lead participation in any conferences or meetings located within the Expansion Territory that are not reasonably expected to have [*] and Amgen will have the right to participate in any such conference or meeting with respect to Ivory at its own cost, and subject to GSK’s reasonable direction. Amgen will lead participation in any conferences or meetings located within the Expansion Territory that are reasonably expected to have a [*], and GSK will have the right to participate in any such conference or meeting with respect to Ivory at its own cost, and subject to Amgen’s reasonable direction.

4.7.	Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto.

4.8.

Sales and Pricing. GSK will make and book all sales of Ivory in the Expansion Scope. To the extent permitted by Applicable Law, the [*], to the extent permitted by Applicable Law, [*]. For the avoidance of doubt, the Parties will not [*] and GSK will be solely responsible for setting the price and other commercial terms for Ivory in the Expansion Scope.

4.9.

Management of Personnel. Each Party will have sole authority and responsibility for recruiting, hiring, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation and employment taxes), disciplining, firing and otherwise controlling the personnel provided by such Party for performance of its obligations hereunder. Each Party will provide the day-to-day management of its sales force representatives and other personnel utilized hereunder, including furnishing administrative support, financial resources, equipment and supplies.

4.10.

Provision of Information. During the Term, upon request, the Parties will reasonably cooperate to exchange information that is reasonably necessary for the activities to be conducted hereunder. Notwithstanding the foregoing, neither Party will have an obligation to provide information relating to any product other than Ivory. Notwithstanding the foregoing, Amgen will have no obligation to provide proprietary manufacturing information to GSK.

4.11.	Amgen Co-Promotion.

4.11.1.

Option. On a [*] basis, commencing on [*] in such [*] (the “Opt-In Date”), Amgen will have the option, but not the obligation, to provide additional Details in an amount up to [*] of the total Planned Details for Ivory in such [*] (the “Option”) and to maintain that percentage of Planned Details during the Term. “Planned Details” means, for the Option Exercise Year, the number of Details that are then-planned to be performed by GSK for Ivory in the applicable [*] in the Option Exercise Year (or, if there is no “then-planned” number of Details for the full Option Exercise Year as of the date of the delivery of the Opt-In Notice, it will be the actual number of Details performed by GSK for Ivory in the applicable [*] in the Option Exercise Year) (such then-planned or actual number of Details, as applicable, the “Baseline Details”), and for subsequent years to the Option Exercise Year means the greater of the Baseline Details for the applicable [*] or the number of Details agreed by the ECC to be provided by GSK for Ivory in the applicable [*] for the applicable year. For each co-promotion year, the ECC will establish a planned number of Details by GSK for Ivory in the applicable [*], consistent with the Expansion Brand Plan. Amgen will exercise the Option by delivering [*] prior written notice and such notice will indicate the percentage of Planned Details Amgen desires to conduct in the applicable [*] (the “Opt-In Notice”). In addition, beginning on the Opt-In Date, at Amgen’s request, Amgen and GSK will cooperate to increase Amgen’s commercial operational responsibility for activities related to Ivory in such [*]. Promptly after delivery of the Opt-In Notice, the ECC will meet to discuss amending the then-current Expansion Brand Plan for the applicable [*] to include (a) the specific Detailing responsibilities of Amgen, and (b) alignment between the Parties in the conduct of their commercial activities in such [*]. The ECC will also agree on a baseline sales forecast for Ivory in the [*] (the “Baseline”), which will be based upon the expected sales forecast for the Option Exercise Year (which, if not a calendar year, will be a twelve (12) month period comprising a portion of each of two calendar years) in the then-current Expansion Brand Plan; provided, that if the Party’s respective members of the ECC cannot mutually agree that the then-current Expansion Brand Plan forecast or an alternative forecast is an appropriate Baseline, then the Baseline will be an amount equal to [*]. Amgen’s sales representatives will use Commercially Reasonable Efforts to Detail Ivory in each such [*] and will perform such Details in accordance with the applicable Expansion Brand Plan, this Agreement, accepted national and international pharmaceutical industry codes of practices in and for the Expansion Territory, and all Applicable Law. The allocation of operational responsibility for commercialization activities hereunder as well as the conduct of such activities by the Parties will be subject to comprehensive discussion by the

ECC and ESC, as applicable, where each Party will consider the input of the other with respect to the conduct of such activities. The commercial activities will be allocated between the Parties taking into consideration all relevant factors, including the capabilities of each Party to deliver the highest quality product in the most cost-effective manner, without duplication of efforts between the Parties. Amgen may terminate or reduce its co-promotion activities under this Section 12.8.1 (Option) in any [*] on no less than [*] prior written notice, unless otherwise agreed by the Parties; provided, that if Amgen opts to terminate or reduce its co-promotion activities in a [*], it will not have the right to resume or increase such activities in such [*] thereafter, without GSK’s prior consent.

4.11.2.

Costs. GSK will reimburse Amgen for costs incurred by Amgen in connection with its Detailing of Ivory after exercise of the Option, and the conduct of transitioned activities, in each case at rates equal to [*], as provided in this Section 4.11 (Amgen Co-Promotion). If GSK performs less Details in the applicable [*] in a year than the Planned Details for such year (such number of Details not performed, the “Reduction Amount”), then GSK will reimburse Amgen in full for costs incurred by Amgen in connection with Amgen’s Detailing in such [*] for such year, at rates equal to [*], to the extent the Reduction Amount of Details are performed by Amgen. For (i) all Amgen Details of Ivory in the [*] in a particular year in excess of the Reduction Amount, if applicable to such year, and (ii) all Amgen Details of Ivory in the [*] in a particular year if GSK performs all the Planned Details in the applicable [*] in such year, then in each such case GSK will reimburse Amgen for costs incurred by Amgen in connection with such Detailing at rates equal to [*], but only to the extent that [*]. The Parties will discuss a process to calculate and pay any such available reimbursement on a quarterly basis. Subject to the foregoing, such costs will be reimbursed on a calendar quarterly basis, within sixty (60) days of receipt of an invoice and supporting documentation therefor. Notwithstanding the foregoing, beginning with the [*] of the date on which the Opt-In Notice is delivered to GSK, GSK will reimburse Amgen in full for costs incurred by Amgen in connection with its Detailing of Ivory in the applicable [*] at rates equal to [*].

4.12.

Training. In addition to any training materials agreed to be provided in the approved Expansion Brand Plan for a country, the ECC will discuss what training materials related to the marketing and sale of Ivory outside the Expansion Scope would be useful for GSK to use for training its sales force representatives with respect to Ivory in the Expansion Scope. Amgen will provide to GSK any such training materials that the Parties mutually agree will be provided, at Amgen’s expense. GSK will use the training materials provided by Amgen to train GSK’s sales representatives with respect to the marketing and sale of Ivory in the Expansion Scope; provided that, if GSK deems it necessary, GSK may develop additional training materials for the marketing and sale of Ivory in the Expansion Scope. Any such new training materials will be subject to prior review and approval of Amgen, such approval not to be unreasonably withheld. GSK will be solely responsible for the training of its sales representatives in the Expansion Scope and for providing refreshment of such training from time to time as appropriate, and will conduct such training in accordance with Applicable Law and applicable national and international pharmaceutical industry codes of practices. Amgen will own all right, title and interest in the training materials developed hereunder (except with respect to GSK Housemarks contained therein).

4.13.	Information Concerning Ivory.

4.13.1.

Public Statements. GSK will ensure that no claims or representations in respect of Ivory or the characteristics thereof are made by or on behalf of it or its Affiliates (by sales force members or otherwise) that have not been approved by Amgen or which do not represent an accurate summary or explanation of the labeling of Ivory.

4.13.2.

Ownership. GSK will not represent to any Third Party that it has any proprietary or property right or interest in Ivory (or the Product Trademarks or any Patents claiming or covering Ivory or its manufacture, use or sale), except for the rights expressly granted to GSK hereunder. Furthermore, GSK acknowledges that it does not have any right, title or interest in Ivory or the Product Trademarks.

4.14.	Promotional Materials.

4.14.1.

Development. In addition to any Promotional Materials agreed to be provided in the approved Launch Plan for a country, the ECC will discuss what promotional materials related to the promotion and sale of Ivory outside the Expansion Scope would be useful for GSK to use with respect to the promotion and sale of Ivory in the Expansion Scope. Amgen will provide to GSK copies of the Brand Book, standard language document and any marketing messaging templates and samples of promotional, scientific exchange and disease state materials that the Parties mutually agree will be provided, at Amgen’s expense. GSK will be responsible for any further development of Promotional Materials, including the costs thereof. If GSK proposes to develop Promotional Materials that are inconsistent with the written content or messaging of the materials provided by Amgen in accordance with this Section 4.14.1 (Development), GSK will provide to Amgen for approval copies of any such proposed inconsistent Promotional Materials and GSK will specify all aspects that are inconsistent with the materials provided by Amgen. Amgen will respond to any such requests for approval within [*] (commencing as of receipt of an English translation, if requested or provided). If Promotional Materials are not in English, GSK will also provide Amgen with an English translation if one has been or will be prepared for GSK’s own purposes (and if not, GSK will provide one upon request of Amgen, at Amgen’s expense). If Amgen ceases to use any particular promotional material outside the Expansion Scope because it believes such material may no longer be accurate or appropriate for use, GSK will cease use of any such corresponding Promotional Material for the Expansion Scope (or the Parties will agree upon appropriate modifications to the Promotional Material) upon notice from Amgen.

4.14.2.

Ownership. Amgen will own all right, title and interest in and to any and all Promotional Materials directed to Ivory including applicable Copyrights and Product Trademarks (except with respect to any GSK Housemark included in any Promotional Materials), and GSK will execute all documents and take all actions as are reasonably requested by Amgen to vest such title in Amgen. GSK will provide to Amgen a copy of all Promotional Materials; provided, that GSK will not be required to provide such Promotional Materials in advance of their use if they are consistent with the materials provided by Amgen to GSK under Section 4.14.1 (Development).

4.15.

Medical Inquiries and Product Inquiries. Amgen will provide GSK with responses for medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Ivory. GSK will respond to inquiries addressed by the responses provided by Amgen only in accordance with such responses. Amgen will provide to GSK contact details to allow GSK to obtain information to address questions for which GSK and its sales representatives have not received prepared answers or which are not answered by then existing Ivory information provided by Amgen (including with respect to technical information such as identification, ingredients or stability/storage) (collectively “Unaddressed Inquiries”). GSK will respond to any Unaddressed Inquiries only in accordance with the information provided by Amgen.

4.16.

Supply. GSK will obtain supply of Ivory exclusively from Amgen or its designee and in accordance with the Supply Agreement. GSK will take reasonable steps (including as may be reasonably requested by Amgen) to ensure Ivory sold by it is not used outside the Expansion Territory. GSK will pay to Amgen the pricing set forth in the Supply Pricing Schedule for the supply of Ivory under the Supply Agreement. If GSK believes that the supply price set forth in the Supply Pricing Schedule would make commercialization of Ivory in a particular country in the Expansion Scope not commercially viable, considering the relevant commercial situation in such country, including anticipated pricing and reimbursement of Ivory, competitive landscape, product penetration, long term sales growth and other relevant factors, GSK may request that the ESC consider an adjustment to the supply price for such country that would make commercialization of Ivory in such country commercially viable. Upon such request, the ESC will consider in good faith whether such an adjustment is appropriate for such country and for how long, and GSK will provide to the ESC all reasonably requested information for it to evaluate the requested adjustment. Any actual adjustment to the supply price for a country will require mutual written agreement of the Parties.

4.17.

Other Agreements. Promptly following the Effective Date, GSK and Amgen (or Affiliates of such entities) will complete the negotiation of, and enter into, the Supply Agreement, Quality Agreement and Safety Agreement.

5.	DEVELOPMENT, REGULATORY AND SAFETY

5.1.

Development Activities. All development activities within the Expansion Territory conducted for the purpose of the collaboration hereunder will be performed in accordance with this Agreement, the applicable Development Plan and Development Budget, including Phase IV Studies, generation of health economics information, and approval of requests to perform ISS. For the avoidance of doubt, Amgen will have the right to conduct research and development activities for Ivory in the Expansion Territory for purposes other than the collaboration hereunder, and to conduct all regulatory activities related thereto.

5.1.1.

Updates. The Development Plans and Development Budgets established by the EDC in accordance with Section 3.5 (Establishment of Plans) will be reviewed and updated by the EDC on an annual basis; provided, that if GSK believes development activities in addition to those contained in the applicable Development Plan are required or advisable with respect to the commercialization of Ivory in any country within the Expansion Territory, it will have the right to propose such activities (together with a reasonably detailed description thereof) to the EDC at any time. The EDC will meet to discuss such proposal, and GSK will provide to the EDC any information reasonably requested to facilitate evaluation of the proposal. The EDC may determine that: (i) Amgen will conduct such proposed development activity; (ii) GSK will conduct such proposed development activity; or (iii) the development activity will not be conducted.

5.1.2.

Conduct of Development. The Parties will reasonably cooperate in the conduct of the activities set forth in the applicable Development Plan, including the preparation of protocols and the development of documents therefor in accordance with Section 5.1.4 (Development Documents). GSK will not knowingly provide or sell Ivory to Third Parties to conduct development activities unless set forth in the Development Plan.

5.1.3.

Development Data. Each Party will solely own all data generated in its development activities conducted hereunder for the Expansion Scope, and such data will be subject to the license from GSK to Amgen under Section 8.5 (License Grant by GSK) or from Amgen to GSK under Section 8.4 (License Grant by Amgen), as applicable. GSK will not use any such data that is specific to Ivory, whether licensed or owned, for any purpose except with respect to Ivory in the exercise of its rights and performance of its obligations hereunder.

5.1.4.	Development Documents.

5.1.4.1.

Development. In addition to any development documents agreed to be provided in the approved Launch Plan for a country, the EDC will discuss what development documents related to the development of Ivory outside the Expansion Scope would be useful for GSK to use with respect to the development of Ivory in the Expansion Scope. Amgen will provide to GSK any such development documents that the Parties mutually agree will be provided, at Amgen’s expense. The Parties will reasonably cooperate in the development of relevant documents for the development of Ivory in the Expansion Scope as required by the applicable Development Plan; provided, that GSK will be responsible for the production of development documents to be used by it in the Expansion Scope, including the costs thereof. If GSK proposes development documents that are inconsistent with the written content or messaging of the materials provided by Amgen in accordance with this Section 5.1.4.1 (Development), GSK will provide to Amgen for approval copies of any such proposed inconsistent development documents and GSK will specify all aspects that are inconsistent with the materials provided by Amgen. Amgen will respond to any such requests for approval within [*] (commencing as of receipt of an English translation, if requested or provided). If any such development documents are not in English, GSK will also provide Amgen with an English translation if one has been or will be prepared for GSK’s own purposes (and if not, GSK will provide one upon request of Amgen, at Amgen’s expense). If Amgen ceases to use any development documents outside the Expansion Scope because it believes such materials may no longer be accurate or appropriate for use, GSK will cease use of any such corresponding development documents for the Expansion Scope (or the Parties will agree upon appropriate modifications to the development documents) upon notice from Amgen.

5.1.4.2.

Ownership. Amgen will own all right, title and interest in and to any and all development documents directed to Ivory including applicable Copyrights and Product Trademarks (except with respect to any GSK Housemark included in any development documents), and GSK will execute all documents and take all actions as are reasonably requested by Amgen to vest such title in Amgen. GSK will provide to Amgen a copy of all development documents used in the Expansion Scope; provided, that GSK will not be required to provide such development documents in advance of their use if they are consistent with the materials provided by Amgen to GSK under Section 5.1.4.1 (Development).

5.1.5.

Development Costs. GSK will reimburse Amgen for costs (including FTE costs) actually incurred by Amgen in connection with its conduct under the Development Plans in accordance with the applicable Development Budget. Such costs will be reimbursed on a calendar quarterly basis, within sixty (60) days of receipt of an invoice and supporting documentation therefor. Amgen will provide prompt, written advance notice to GSK if it becomes aware of any anticipated costs in excess of the applicable Development Budget. Unless otherwise agreed by the Parties in advance, in writing, costs reported by Amgen incurred in excess of [*]

of any aggregate amounts budgeted to be incurred by or on behalf of Amgen for its activities for a calendar quarter in the then-current Development Budget will not be reimbursed by GSK as described above. If Amgen conducts development activities in accordance with a Development Plan, and GSK notifies Amgen in writing that GSK desires to cease such activities, Amgen can elect to continue such activities at its own cost or to cease such activities as soon as reasonably practicable, in accordance with Applicable Law and accepted national and international pharmaceutical industry codes of practices in and for the Expansion Territory, and GSK will pay for all cancellation and wind-down costs associated therewith.

5.2.	Regulatory Filings.

5.2.1.

Preparation of Filings. Unless otherwise set forth in the applicable Launch Plan or Development Plan, GSK will have operational responsibility for the preparation and submission of all Regulatory Filings for Ivory in the Expansion Scope. The EDC will discuss what Regulatory Filings, if any, related to Ivory outside the Expansion Scope would be useful for GSK to use with respect to the registration of Ivory in the Expansion Scope. Amgen will provide to GSK any such Regulatory Filings that the Parties mutually agree will be provided, at Amgen’s expense. GSK will use such Regulatory Filings solely in preparing Regulatory Filings for Ivory in the Expansion Scope.

5.2.2.

Amgen Review and Comment. GSK will provide to Amgen a draft copy of any Regulatory Filing in the Expansion Territory (and any Regulatory Filing relating to manufacturing made by GSK in accordance with Section 5.4 (Manufacturing Matters)) and provide no less than [*] (where the Regulatory Filing only contains data that has been previously approved by Amgen or utilized by Amgen in regulatory filings outside the Expansion Territory) and no less than [*] (where the Regulatory Filing re-orders data or omits data or the like from the Regulatory Filing provided by Amgen, in a manner that may reasonably be deemed to alter the material message or content of the data, or where the Regulatory Filing contains data not previously utilized by Amgen in Regulatory Filings outside the Expansion Territory) for Amgen to review prior to filing it with a Governmental Authority. For any such Regulatory Filings that are not in English, GSK will provide an English translation thereof if one has been or will be prepared for GSK’s own purposes (and if not, will provide one upon request of Amgen, at Amgen’s expense). GSK will consult with and make all changes requested by Amgen with respect to Regulatory Filings in the Expansion Territory, to the extent reasonably practicable (subject to the other provisions of this Agreement), and will delete information specified by Amgen where Amgen believes the relevant Governmental Agency may not have adequate provisions to protect the confidentiality of such information. Upon request of Amgen, GSK will promptly provide to Amgen a copy of any Regulatory Filing submitted in the Expansion Territory.

5.2.3.

Regulatory Approvals. Unless otherwise set forth in the applicable Launch Plan or Development Plan, GSK will hold in its name (or the name of its Affiliate) all Regulatory Filings for Regulatory Approval and Regulatory Approvals for commercialization of Ivory in the Expansion Scope. For the sake of clarity, Amgen may hold in its own name any Regulatory Filings or Regulatory Approvals with respect to the development or manufacture of Ivory in the Expansion Scope. GSK will provide to Amgen a copy of any Regulatory Approval received from a Governmental Authority in the Expansion Scope promptly after receipt thereof. Where documents (filings or approvals) are not in English, GSK will also provide an English translation thereof if one has been or will be prepared for GSK’s own purposes (and if not, will provide one upon request of Amgen, at Amgen’s expense). Upon the request of either Party, the other Party will provide a right of reference and access to Regulatory Filings (and any Regulatory Filing relating to manufacturing made by GSK in accordance with Section 5.4.2 (Manufacturing Information)) or Regulatory Approvals for Ivory in the Expansion Territory. Amgen will provide such right of reference and access to GSK with respect to Regulatory Filings and Regulatory Approvals for Ivory outside the Expansion Territory, in each case as reasonably necessary for GSK’s commercialization of Ivory in the Expansion Scope.

5.2.4.

Prescribing Information, Label and Core Data Sheet. Notwithstanding anything herein to the contrary, GSK will ensure that the Ivory prescribing information, product label and core data sheet in the Expansion Scope are consistent with Amgen’s prescribing information, core data sheet and product label in the applicable country of origin for Ivory provided by Amgen for the Expansion Scope. GSK will not permit any change to such prescribing information, label or core data sheet without Amgen’s prior written consent, and will make any change thereto instructed by Amgen (or request such change, where approval of a Governmental Authority is required by Applicable Law). This Section 5.2 (Regulatory Filings) does not apply to any submission to any Governmental Authority of adverse event reports, periodic safety reports, or other similar safety submissions, which submissions will be governed by the Safety Agreement.

5.2.5.

Costs. Except as may expressly be set forth herein to the contrary, GSK will be solely responsible for all costs associated with preparing, translating and submitting Regulatory Filings, and obtaining and maintaining Regulatory Approvals, in the Expansion Scope, including registration fees. Notwithstanding the foregoing, if GSK reasonably requires Amgen to provide information already in Amgen’s possession to enable GSK to prepare Regulatory Filings for the Expansion Scope, then Amgen will be solely responsible for its own costs associated therewith.

5.3.	Regulatory Communications.

5.3.1.

GSK Responsibility. Except as expressly set forth herein (including Section 5.4.3 (Manufacturing Filings) and Section 5.1 (Development Activities)) or as set forth in the Safety Agreement, GSK will have responsibility, at its sole cost, for all correspondence and for any official communication with Governmental Authorities (except as Amgen may be required by Applicable Law or a Governmental Authority to communicate) regarding Ivory in the Expansion Scope. GSK will promptly file any updates or changes to Regulatory Filings and Regulatory Approvals as reasonably directed by Amgen.

5.3.2.

Amgen Review and Comment. Except as set forth in the Safety Agreement and without prejudice to the time periods relevant to review of Regulatory Filings pursuant to Section 5.2 (Regulatory Filings), GSK will supply to Amgen a copy of: (i) all material correspondence and communications (including a written description, with respect to any oral communication) with any Governmental Authority with respect to Ivory at least [*] prior to provision of such correspondence or communication to such Governmental Authority (or as promptly as possible where exigent circumstances make such provision impractical); and (ii) all such material correspondence and communications received from any Governmental Authority with respect to Ivory within [*] after receipt of any such correspondence. Materials provided pursuant to Section 5.2 (Regulatory Filings) need not be re-provided pursuant to this Section 5.3 (Regulatory Communications) unless changed. Where correspondence or communications are not in English, GSK will also provide an English translation if one has been or will be prepared for GSK’s own purposes (and if not, will provide one upon request of Amgen, at Amgen’s expense), but will not be required to do so within the [*] period set forth above. To the extent reasonably practicable (subject to the other provisions of this Agreement), GSK will comply with Amgen’s comments concerning any meeting or written or oral communication with any Governmental Authority. Amgen will reasonably cooperate with GSK in responding to any inquiry made by a Governmental Authority in the Expansion Scope.

5.3.3.

Regulatory Meetings. Amgen will be entitled to [*] any discussions between GSK and any Governmental Authority relating to Ivory at Amgen’s own expense, and GSK will give Amgen [*] prior written notice thereof (or prompt written notice, if [*] notice is impractical); provided, that the foregoing will not apply to informal meetings or teleconferences that are unscheduled or intended by the Governmental Authority to be between it and GSK representatives only, and in such case, GSK will thereafter provide Amgen prompt written notice of such communication with a summary of the discussion. If GSK communicates with any Governmental Authority in a manner that is inconsistent with the regulatory strategy agreed by the EDC or communications of Amgen outside the Expansion Scope and disclosed to GSK, and such communication has not been approved by the EDC, then Amgen will have the right to [*] for Ivory in the Expansion Scope [*] if permitted by such Governmental Authority.

5.4.	Manufacturing Matters.

5.4.1.

Initial Responsibility. Unless otherwise provided in the applicable Launch Plan or Development Plan, GSK will have operational responsibility for all correspondence and for any official communication with Governmental Authorities regarding manufacturing of Ivory in the Expansion Scope (except as Amgen may be required by Applicable Law or a Governmental Authority to communicate). Amgen will have the option to transfer operational responsibility from GSK to Amgen for some or all correspondence and for specified official communication (except as GSK may be required by Applicable Law or a Governmental Authority to communicate) upon approval of the EDC, in circumstances where Amgen reasonably believes it is advisable to protect its confidential information. If Amgen desires to transfer such operational responsibility from GSK to Amgen, Amgen will first notify the EDC and the EDC will discuss the risks and benefits of such transfer, including potential impact to GSK’s existing relationships with the applicable Governmental Authority with respect to Ivory, potential disruption to Ivory development, registration or commercialization, and coordination with respect to regulatory communications to the applicable Governmental Authority. The EDC will then determine whether to approve such transfer of operational responsibility and, if it does so approve, GSK may escalate such issue to the ERC in accordance with Section 2.13.3 (Decision-Making) if it chooses. With respect to any such correspondence and communication, each Party will promptly provide the other with copies of material written correspondence as reasonably necessary to permit GSK to comply with its relevant regulatory obligations or as reasonably requested by Amgen (provided that Amgen will not be required to disclose proprietary or competitively sensitive information).

5.4.2.

Manufacturing Information. Upon GSK’s request, Amgen will reasonably cooperate with GSK to make and provide copies of any direct communications by Amgen either to or from the Governmental Authorities having jurisdiction in the Expansion Territory regarding the manufacture of Ivory by Amgen for supply to GSK; provided, that Amgen’s obligation to provide GSK with manufacturing and process information is limited to the circumstance where the information is reasonably required for GSK to carry out its commercialization responsibilities, or access to such information is required by Applicable Law or a Governmental Authority having jurisdiction in the Expansion Territory. GSK will use such information only to the extent required by such Applicable Law or Governmental Authority or to the extent reasonably required to carry out its commercialization responsibilities hereunder and will only permit access to those of its employees who need to know for such purposes. Amgen will also have the right to instead provide any such manufacturing information directly to the relevant Governmental Authority (including by provision of a drug master file) if such provision will satisfy such requirement. Notwithstanding anything herein to the contrary, Amgen will not be required to provide to GSK nor to allow GSK to access (except a right of reference as set forth in this Section 5.4.2 (Manufacturing Information) to the extent necessary), including with respect to Regulatory Filings, Amgen’s manufacturing information with respect to Ivory or any sections of any Regulatory Filing related thereto or to provide information relating to any product other than Ivory.

5.4.3.

Manufacturing Filings. Unless otherwise set forth in the applicable Launch Plan or Development Plan, GSK will have operational responsibility for the preparation and submission of all Regulatory Filings required to be filed with any Governmental Authority in the Expansion Territory with respect to the manufacture of Ivory provided to GSK by Amgen (including with respect to the use of any contract manufacturer to produce Ivory on Amgen’s behalf) (the foregoing “Manufacturing Filing Responsibilities”). The EDC will have the right to transfer operational responsibility for some or all Manufacturing Filing Responsibilities from GSK to Amgen (except as GSK may be required by Applicable Law or a Governmental Authority to communicate). In the event of any such transfer, the Parties will cooperate to transition the relevant Manufacturing Filing Responsibilities to Amgen and Amgen thereafter will be responsible for the relevant Manufacturing Filing Responsibilities at its sole cost. Each Party will provide the other any cooperation reasonably requested in connection with any such filings.

5.5.

Health Technology Assessments. The EDC will oversee the generation of all data for HTAs for GSK’s use in Regulatory Filings for Ivory within the Expansion Scope. Upon GSK’s reasonable request, Amgen will provide to GSK HTA data or methodology for generating HTA data so GSK can generate such data as agreed by the EDC. GSK will use such methodology and any such HTA data solely for use in preparing Regulatory Filings necessary to support pricing and reimbursement filings for Ivory in the countries in the Expansion Territory for which the EDC approves such use. GSK will only permit access to any such methodology solely to those of its employees who need to know for the intended purpose. Prior to implementation, GSK will submit to the EDC for discussion a draft of the overall HTA strategy as part of the access and reimbursement plan, which will align with the strategic intent and design of Amgen’s positioning of Ivory and cost effectiveness strategy for Ivory unless otherwise agreed by the EDC. GSK will provide to Amgen for approval copies of any proposed HTAs in the Expansion Territory. Amgen will respond to any such requests for approval within [*] (where such data has been previously approved or utilized by Amgen for HTAs outside the Expansion Territory) and no less than [*] (where such data has not been previously approved or utilized by Amgen for HTAs outside the Expansion Territory) prior to submitting it to a Governmental Authority

(commencing as of receipt of an English translation, if requested or provided). If an HTA is not in English, GSK will also provide Amgen with an English translation if one has been or will be prepared for GSK’s own purposes (and if not, GSK will provide one upon request of Amgen, at Amgen’s expense).

5.6.

Labeling and Packaging Materials. Notwithstanding anything herein to the contrary, GSK will not agree with any Governmental Authority on any product label (i.e., physical sticker), package inserts or packaging with respect to Ivory without the prior written consent of the EDC; provided, that the EDC will not unreasonably withhold consent if the product label, package inserts or packaging is consistent with the regulatory strategy provided in the approved Launch Plan or Development Plan for the applicable country. No product label, package inserts, or packaging for Ivory may be used or distributed by GSK if any of them are inconsistent with the regulatory strategy provided in the approved Launch Plan or Development Plan for the applicable country without the prior approval of the EDC. GSK will not modify or alter any product label, package inserts or packaging for Ivory, without the prior approval of such modification or alteration by the EDC, and will make any changes to any labeling, package inserts or packaging for Ivory directed to be made by the EDC (to the extent permitted by Applicable Law).

5.7.	Product Technical Complaints; Recalls; Returns.

5.7.1.	Product Technical Complaints. Complaints with respect to Ivory in the Expansion Scope will be handled in accordance with the Quality Agreement.

5.7.2.

Recalls or Other Corrective Action. If either Party proposes to the EDC to initiate a recall, market withdrawal, field alert or other corrective action with respect to Ivory in the Expansion Territory, the EDC will promptly meet to consider such proposed action and will discuss the implementation of any such corrective actions. The Party requiring such action will bear all costs with respect to the conduct of such action and the other Party will reasonably cooperate therewith. The conduct of any recall, market withdrawal, field alert or other corrective action with respect to Ivory in the Expansion Scope will be handled in accordance with the Quality Agreement.

5.7.3.	Returns. If any quantities of Ivory are returned to GSK from GSK’s customers, GSK will destroy such quantities and maintain appropriate, auditable documentation with respect thereto.

6.	PAYMENTS

6.1.

Support Costs. On a calendar quarterly basis, GSK will reimburse Amgen for all costs actually incurred in such quarter by Amgen or its Affiliates, including internal costs at the FTE Rate, for activities conducted in support of the Expansion Scope and not otherwise included in the price of supply under the Supply Agreement, reimbursed as set forth in Section 5.1.5 (Development Costs), or Section 4.11.2 (Costs). Such costs will include only those costs that are incurred by Amgen or its Affiliates in connection with discrete activities that are incremental to Amgen’s activities for its own purposes and are requested by GSK to support GSK’s efforts to develop, obtain Regulatory Approval of or commercialize Ivory in the Expansion Scope (such as analytical technology transfer to Governmental Authorities). For the avoidance of doubt, reimbursement of costs under this Section 6.1 (Support Costs) does not include costs incurred by Amgen or its Affiliates (i) to provide to GSK information already in its possession that is reasonably necessary for GSK to develop, obtain Regulatory Approval for or commercialize Ivory in the Expansion Scope (such as the transfer of development documents or Regulatory Approvals used by Amgen outside the Expansion Scope), or (ii) to conduct activities that are not required to be performed by Amgen but that Amgen has requested it be permitted to perform. The appropriate attribution of such costs to the Expansion Scope may be determined based upon percent of effort, resource utilization or other reasonable measure.

6.2.

Payment Method. All payments made hereunder between the Parties will be made in U.S. Dollars, except as otherwise agreed by the Parties. Each Party will pay all sums due hereunder by wire transfer, or electronic funds transfer (EFT) in immediately available funds. If the EFT option is chosen by Amgen or GSK, a completed electronic funds transfer form will be provided in a timeframe that facilitates timely payment. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments.

6.3.

Audits. Each Party will keep complete and accurate records pertaining to the activities to be conducted hereunder in sufficient detail to permit the other Party (the “Auditing Party”) to confirm the accuracy of all payments due hereunder, and such records will be open (in such form as may be available or reasonably requested) to inspection for [*] following the end of the period to which they pertain. The Auditing Party will have the right, at its own expense to have an independent, certified public accountant, selected by it, perform a review the records of the other Party (the “Audited Party”) applicable to amounts payable hereunder (including any records kept in the ordinary course of the Audited Party’s business) upon no less than sixty (60) days’ notice, during regular business hours and under reasonable obligations of confidentiality. The report of such accountant will be made available to both Parties simultaneously, promptly upon its completion. The Auditing Party’s right to perform an audit pertaining to any calendar year will expire [*] after the end of such year and the books and records for any particular calendar year will only be subject to one (1) audit. Should an inspection pursuant to this Section 6.3 (Audits) lead to the discovery of a payment discrepancy, then the appropriate Party will pay to the other the amount of the discrepancy (plus, if the error was in favor of the Audited Party, interest accrued at the Contract Interest Rate, compounded annually from the day the relevant payment(s) were due). If a payment discrepancy was greater than [*] of the correct amount for the audited period and the discrepancy was in favor of the Audited Party, then the Audited Party will pay the reasonable out-of-pocket cost of such inspection. This Section 6.3 (Audits) does not apply to or include manufacturing audits or regulatory inspections.

6.4.

Withholding. If Applicable Law requires a Party to pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement, the paying Party will notify the other in writing of such payment or withholding requirements prior to making the payment and provide such assistance to the receiving Party, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in such Party’s efforts to claim an exemption from or reduction of such Taxes. Each Party will withhold any Taxes required by Applicable Law to be withheld from the amount due, remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes promptly following payment thereof. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. In the event that the governing tax authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, and such Party (the “Withholding Party”) remits such withholding Taxes to the tax authority, the Withholding Party will have the right to offset such amount, including any interest and penalties that may be imposed thereon, against future payment obligations of the Withholding Party under this Agreement; provided however, that the Withholding Party may also pursue reimbursement by any other available remedy.

6.5.

VAT. All payments due a Party pursuant to this Agreement will be paid exclusive of any VAT and other indirect Taxes (which, if applicable, will be payable by the paying Party upon receipt of a valid VAT invoice). If such amounts of VAT are refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within forty-five (45) days of receipt.

6.6.

Late Payment. Any payments or portions thereof due hereunder which are not paid when due will bear interest at the Contract Interest Rate, compounded annually, calculated on the number of days such payment is delinquent. This Section 6.6 (Late Payment) will in no way limit any other remedies available to either Party.

6.7.

Change in Accounting Periods. From time to time, either of the Parties may change its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa. If a Party notifies the other in writing of a change in its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the Parties will cooperate to determine a way to report and reconcile each Party’s accounting periods so as to facilitate payments to be made hereunder.

7.	[*]

8.	INTELLECTUAL PROPERTY

8.1.

Invention Ownership. Each Party will own all right, title, and interest in and to all Inventions that are made by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto. Any Invention that is jointly made will be owned jointly by the Parties (each a “Joint Invention”). Inventorship will be determined according to United States Patent law (without reference to any conflict of law principles).

8.2.

Copyright Ownership; Certain Confidential Information. Except as set forth below, each Party will own all right, title, and interest in and to all Copyrights created pursuant to this Agreement that are authored by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto; provided, that any Copyrights pertaining to Ivory (including any clinical trial protocols, investigator brochures and informed consent forms, and the product labeling, package inserts, core data sheet and all marketing and Promotional Materials and the Brand Book) will be owned solely by Amgen. The Parties will jointly own all right, title, and interest in and to all Copyrights that are authored by or on the behalf of the Parties jointly; provided, that any Copyrights pertaining to Ivory will be owned solely by Amgen whether created jointly by the Parties or by either Party independent of the other Party. In addition, all Confidential Information to the extent pertaining to Ivory will be the Confidential Information of Amgen (and not of GSK), regardless of which Party created such information (and will not be subject to the exclusion under Section 9.1.1 or 9.1.4). Any Copyrights created by GSK or its Affiliates and specified in this Section 8.2 (Copyright Ownership; Certain Confidential Information) as being owned by Amgen will be considered a work for hire. To the extent any such Copyright is not considered a work for hire, GSK and/or such Affiliate will assign and does hereby assign to Amgen all of its right, title and interest in and to such Copyright and intellectual property rights therein and thereto. Each Party will duly execute, acknowledge, and deliver to the other all such further papers, including assignments and applications for copyright registration or renewal, as may be reasonably requested and/or necessary to enable such other Party to publish or protect said Copyrights in any and all countries and to vest title to said Copyrights in such other Party (or its nominees, or its or their successor or assigns) in accordance with this Section 8.2 (Copyright Ownership; Certain Confidential Information), and will render such reasonable assistance, at such other Party’s expense, as such other Party may reasonably require in any proceeding or litigation involving said Copyrights.

8.3.

Joint Ownership. Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property (including Copyrights) owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require such approval, consent or accounting. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to Section 8.1 (Invention Ownership), Section 8.2 (Copyright Ownership; Certain Confidential Information) and this Section 8.3 (Joint Ownership) in a particular country in the Expansion Territory.

8.4.

License Grant by Amgen. Amgen hereby grants and causes its Affiliates to grant to GSK and its Affiliates during the Term an [*] license to Ivory Intellectual Property solely to the extent necessary to develop, use, sell, offer for sale and import Ivory in the Expansion Scope, and otherwise exercise and perform GSK’s rights and obligations under the terms of this Agreement; subject to Amgen’s retained rights to develop, use and import Ivory in the Expansion Scope for the benefit of countries outside the Expansion Territory and to exercise and perform its rights and obligations under the terms of this Agreement.

8.5.

License Grant by GSK. GSK hereby grants and causes its Affiliates to grant to Amgen and its Affiliates a [*] license under all Know-How and Patents owned or controlled as of the Effective Date or during the Term (including GSK Inventions) by GSK or its Affiliates solely to develop, use, make, have made, sell, offer for sale and import of Ivory [*], and for performing Amgen’s rights and obligations hereunder. Such license is sublicensable by Amgen or its Affiliates solely to Third Parties to whom Amgen or its Affiliates also grant a license to Know-How or Patents owned or controlled by Amgen or its Affiliates claiming Ivory, its formulation or the use thereof; provided, that such sublicense will terminate no later than the date on which the license to the Third Party to Amgen Know-How or Patents described above terminates.

8.6.	Prosecution and Maintenance.

8.6.1.

Primary Prosecution. Amgen will control, by itself or through outside counsel reasonably acceptable to GSK and directed by Amgen, and have final decision making authority (after consultation between the Patent Coordinators in accordance with the terms and conditions of this Agreement) and [*] with respect to the Prosecution and Maintenance of Patents and Product Trademarks within Ivory Intellectual Property, in each case solely in the Reserved Territory and Expansion Territory (collectively, the “Expansion IP”), and with respect to the preparation and filing for any patent term extensions or similar protections therefor. Through the Patent Coordinators: (i) Amgen will provide GSK with copies of and an opportunity to review and comment upon the text of the applications relating to the Expansion IP at least [*] before filing; provided, that if it is not reasonably practicable to provide such application in such [*] period, then Amgen will provide either a draft copy of such application or a statement of intent to file such application in such [*] period; (ii) Amgen will provide GSK with a copy of each submission made to and document received from a patent authority, court or other tribunal regarding any Expansion IP reasonably promptly after making such filing or receiving such document, including a copy of each application for each Product Trademark and Patent within the Expansion IP as filed together with notice of its filing date and application number; (iii) Amgen will keep

GSK advised of the status of all material communications, actual and prospective filings or submissions regarding the Expansion IP, and will give GSK copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) Amgen will consider in good faith GSK’s comments on the communications, filings and submissions for the Expansion IP. With respect to any filings or other materials provided to GSK under this Section 8.6 (Prosecution and Maintenance), Amgen will have the right to redact any manufacturing information and any information relating to any product other than Ivory from any such filings and materials.

8.6.2.

Secondary Prosecution. If Amgen proposes to abandon or fail to maintain any Patent, Product Trademark or application within the Expansion IP, or if Amgen proposes to offer GSK the right to control Prosecution and Maintenance of any Patent, Product Trademark or application within the Expansion IP, Amgen will give GSK reasonable notice thereof (with sufficient time for GSK to assume control thereof and continue the Prosecution and Maintenance of such Patent, trademark or application) and thereafter GSK may, upon prompt written notice to Amgen (delivered in no event later than [*] after receipt of Amgen’s notice), control Prosecution and Maintenance and defense with respect to such Patent or trademark within the Expansion IP thereafter in accordance with this Section 8.6.2 (Secondary Prosecution) (any Patent, trademark or application so assumed, an “Assumed Item”). In such case, GSK will control, by itself or through outside counsel reasonably acceptable to the Parties and directed by GSK, and have final decision making authority (after consultation between the Patent Coordinators in accordance with the terms and conditions of this Agreement) with respect to the Prosecution and Maintenance of Assumed Items in the Expansion Territory, [*], and with respect to the preparation and filing for any patent term extensions or similar protections therefor. Through the Patent Coordinators, GSK will (i) provide Amgen with copies of and an opportunity to review and comment upon the text of the applications relating to the Assumed Items at least [*] before filing; provided, that if it is not reasonably practicable to provide such application in such [*] period, then GSK will provide either a draft copy of such application or a statement of intent to file such application in such [*] period; (ii) provide Amgen with a copy of each submission made to and document received from a patent authority regarding any Assumed Items reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within the Assumed Items as filed together with notice of its filing date and application number; (iii) keep Amgen advised of the status of all material communications, actual and prospective filings or submissions regarding the Assumed Items, and will give Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent or trademark authority or judicial body; and (iv) reasonably consider in good faith Amgen’s comments on the communications, filings and submissions for the Assumed Items. Notwithstanding the foregoing, GSK will not Prosecute and Maintain any Assumed Item, and will not do so in any manner, that Amgen believes would be reasonably likely to have a material adverse effect on Ivory or intellectual property related to Ivory, and Amgen will have control and final decision-making authority over any such matter; provided, that if Amgen makes a final decision in accordance with this sentence, then Amgen will reimburse GSK for costs incurred in connection with GSK’s implementation of such decision; and provided, further that GSK is not obligated to take action pursuant to such Amgen decision, but if GSK elects not to take a required action then at Amgen’s request GSK will reasonably cooperate to take such action (including, if necessary, transitioning the requisite rights for such purpose) as reasonably necessary to enable Amgen to take the required action. If GSK proposes to abandon or fails to maintain any Assumed Item, or if GSK proposes to offer Amgen the right to control Prosecution and Maintenance of any Assumed Item, GSK will give Amgen reasonable notice thereof (with sufficient time for Amgen to assume control thereof and continue the Prosecution and Maintenance of such Assumed Item) and thereafter Amgen may, upon prompt written notice to GSK (delivered in no event later than [*] after receipt of GSK’s notice) and at Amgen’s sole cost, control Prosecution and Maintenance and defense with respect to such Assumed Item thereafter in accordance with Section 8.6.1 (Primary Prosecution).

8.7.

Defense and Settlement of Third Party Claims. If a Third Party asserts that Patents, Know-How or other rights owned or controlled by it are infringed by the activities hereunder of either of the Parties (an “Infringement Claim”), then defense of such Infringement Claim or the conduct of such proceedings will be managed in accordance with the provisions of Section 11.5 (Defense of Third Party Claims), with coordination and cooperation between the Defending Party and Assisting Party occurring via the Patent Coordinators. If either Party seeks to initiate a nullification or revocation proceeding against any such Patents, Know-How or other rights in response to prospective or actual Third Party Claims of Infringement, the Parties will coordinate and cooperate in regard to such proceedings in accordance with the procedures set forth in Section 11.5 (Defense of Third Party Claims), with coordination and cooperation between the Defending Party and Assisting Party occurring via the Patent Coordinators.

8.8.	Enforcement. Except as expressly set forth in this Section 8.8 (Enforcement), each Party will retain all its rights to control the enforcement of its own intellectual property.

8.8.1.

Amgen Sole Enforcement. Amgen will have the sole right, but not the obligation, to bring an action to enforce the Ivory Intellectual Property against any actual, alleged or threatened infringement or misappropriation by Third Parties (an “Enforcement Action”) in the Reserved Territory, at

Amgen’s sole cost. In the event Amgen elects to bring and prosecute such Enforcement Action, GSK will reasonably assist Amgen and cooperate in any such Enforcement Action at Amgen’s request (and Amgen will reimburse all reasonable, documented, out-of-pocket expenses incurred by GSK in connection therewith), and Amgen will seek and reasonably consider GSK’s comments before determining the strategy via the Patent Coordinators. Without limiting the foregoing, Amgen will keep GSK advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide GSK copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen will have the right to redact any Amgen manufacturing information and any information relating to any product other than Ivory from any such materials).

8.8.2.

Amgen Primary Enforcement. Amgen will have the first right, but not the obligation, to bring an Enforcement Action in the Expansion Territory, at Amgen’s sole cost. In the event Amgen elects to bring and prosecute such Enforcement Action, GSK will reasonably assist Amgen and cooperate in any such Enforcement Action at Amgen’s request (and Amgen will reimburse all reasonable, documented, out-of-pocket expenses incurred by GSK in connection therewith), and Amgen will seek and reasonably consider GSK’s comments before determining the strategy via the Patent Coordinators. Without limiting the foregoing, Amgen will keep GSK advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide GSK copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen will have the right to redact any Amgen manufacturing information and any information relating to any product other than Ivory from any such materials). Amgen will not settle, or consent to any judgment in, any action under this Section 8.8.2 (Amgen Primary Enforcement), without GSK’s prior written consent, not to be unreasonably withheld or delayed.

8.8.3.

GSK Secondary Enforcement. In the event Amgen does not commence an Enforcement Action in accordance with Section 8.8.2 (Amgen Primary Enforcement), or otherwise take action to abate any alleged material infringement or misappropriation of any Ivory Intellectual Property within [*] after GSK requests Amgen to do so in writing (or, if later, within [*] after such action can viably be brought by Applicable Law (as, for example, in the case of expiration of a clinical trial exemption to patent infringement)), GSK will be entitled to bring and prosecute such Enforcement Action in the Expansion Territory at GSK’s sole cost and Amgen will cooperate with GSK at GSK’s request (and GSK will reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith). If GSK elects to bring and prosecute such Enforcement Action, then GSK will seek and reasonably consider Amgen’s comments before determining the strategy via the Patent Coordinators. Without limiting the foregoing, GSK will keep Amgen advised of all material communications, actual and prospective filings or submissions regarding such Enforcement Action, and will provide Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions. Notwithstanding the foregoing, GSK will not commence or maintain an Enforcement Action or settlement under this Section 8.8.3 (GSK Secondary Enforcement), and will not conduct any such enforcement or settlement in a manner, that Amgen believes would be reasonably likely to have a material adverse effect on Ivory Intellectual Property or intellectual property related to Ivory; and Amgen will have control and final decision-making authority over any such matter; provided, that if Amgen makes a final decision in accordance with this sentence, then Amgen will reimburse GSK for costs incurred in connection with GSK’s implementation of such decision; and provided, further that GSK is not obligated to take action pursuant to such Amgen decision, but if GSK elects not to take a required action then at Amgen’s request GSK will reasonably cooperate to take such action (including, if necessary, transitioning the requisite rights for such purpose) as reasonably necessary to enable Amgen to take the required action.

8.8.4.

Recoveries. All Recoveries obtained under an action brought by Amgen under Section 8.8.1 (Amgen Sole Enforcement) or Section 8.8.2 (Amgen Primary Enforcement) will be retained solely by Amgen. All Recoveries obtained under an action brought by GSK under Section 8.8.3 (GSK Secondary Enforcement) will be retained solely by GSK.

8.8.5.

Joining an Action. For any enforcement action under Section 8.8.1 (Amgen Sole Enforcement), 8.8.2 (Amgen Primary Enforcement) or 8.8.3 (GSK Secondary Enforcement), if the non-enforcing Party is an indispensable party to such action or reasonably necessary to be joined in such action to enable enforcement, it will cooperate to join such action at the enforcing Party’s request (and the requesting Party will reimburse all reasonable, documented, out-of-pocket expenses incurred by the joining Party in connection therewith), but the enforcing Party will continue to control the action pursuant to Section 8.8.1 (Amgen Sole Enforcement), 8.8.2 (Amgen Primary Enforcement) or 8.8.3 (GSK Secondary Enforcement), as applicable.

8.9.

Patent Term Extensions. GSK will provide reasonable assistance to Amgen in connection with obtaining supplemental protection certificates for Patents within the Ivory Intellectual Property or otherwise licensed or assigned hereunder as determined by the Patent Coordinators. To the extent reasonably and legally required to obtain any such supplemental protection certificates in a particular country, GSK will make available to Amgen copies of all necessary documentation to enable Amgen to use the same for the purpose of obtaining the supplemental protection certificates in such country.

8.10.

Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to Ivory Intellectual Property or Confidential Information of the other Party, each employee, consultant and/or agent of Amgen and GSK will have signed or will be bound to a commercially reasonable non-disclosure and/or invention assignment agreement. Each Party will be responsible for any compensation or payment to its employees, contractors or agents in connection with the invention of any patent right.

8.11.	Trademarks.

8.11.1.

Title. Amgen will own all right, title and interest in and to the Product Trademarks, and GSK agrees to assign and hereby assigns to Amgen all right title and interest that GSK has or may acquire in connection with the Product Trademarks. All goodwill arising out of the use of the Product Trademarks or otherwise related to Ivory will inure to the benefit of Amgen. GSK will not, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country; (ii) file, register or maintain any registrations for the Product Trademarks, or for any trademarks or trade names that are confusingly similar to any Product Trademark, in any country without the express prior written consent of Amgen, and such permitted registrations (if any) will be filed, registered or maintained by GSK in Amgen’s name; or (iii) authorize or assist any Third Party to do the foregoing.

8.11.2.	Required Use and Compliance.

8.11.2.1.

Except as may be otherwise requested by Amgen, Promotional Materials for Ivory in the Expansion Scope will display only the GSK Housemarks to the extent allowed by Applicable Law. To the extent requested by Amgen and permitted by Applicable Law, GSK will include a specified Amgen Housemark on Promotional Materials. If requested by Amgen prior to submission of an application for Regulatory Approval to market Ivory in a country in the Expansion Scope, GSK will promote Ivory in each indication in such country within the Expansion Scope only under the same Product Trademark utilized by Amgen for such indication outside the Expansion Territory, unless otherwise agreed by the Parties. If promotion under such Product Trademark is not permitted by Applicable Law in a particular country within the Expansion Territory, then the Parties will agree on an alternate trademark for use therein.

8.11.2.2.

GSK agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and/or the Amgen Housemarks by GSK is accompanied by an acknowledgement that the Product Trademarks and Amgen Housemarks are owned by Amgen; (ii) not use the Product Trademarks or Amgen Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Amgen therein; and (iii) not use any trademarks or trade names so resembling any of the Product Trademarks or Amgen Housemarks as to be likely to cause confusion or deception.

8.11.3.	Trademark Licenses.

8.11.3.1.

To GSK. Amgen hereby grants to GSK a [*] license to use the Product Trademarks and Amgen Housemarks as set forth in the Promotional Materials and other materials provided to it by Amgen, solely to market and promote Ivory in the Expansion Scope in accordance with the Expansion Brand Plan, applicable Launch Plan and this Agreement during the period that GSK has rights to promote Ivory hereunder. GSK’s right to use the Product Trademarks and the Amgen Housemarks will terminate, on a country-by-country basis, when GSK’s rights to promote Ivory in such country are terminated or expire hereunder. GSK will take all such steps as Amgen may reasonably request to give effect to the termination of the license to the Product Trademarks and Amgen Housemarks in such country and to record any documents that may be required to evidence the termination of such license.

8.11.3.2.

To Amgen. If Amgen exercises its Option pursuant to Section 4.11.1 (Option), then GSK hereby grants to Amgen a [*] license to use the GSK Housemarks as set forth in the Promotional Materials solely to Detail Ivory in the Expansion Scope in accordance with the Expansion Brand Plan and this Agreement. Amgen’s right to use the GSK Housemarks will terminate, on a country-by-country basis, when GSK’s rights to promote Ivory in such country are terminated or expire; provided, that the license set forth in this Section 8.11.3.2 (To Amgen) will continue for a period of [*] to permit Amgen to use and distribute its inventory of Promotional Materials containing GSK Housemarks returned to Amgen in accordance with Section 12.9.5 (Return of Materials) in such country (or, where the on-hand inventory as of such termination or expiration of such Promotional Materials cannot practically be used within such [*] period, such longer period as reasonably necessary to exhaust such Promotional Materials, but in no event longer than [*]), in connection with Amgen’s Detailing of Ivory. Amgen will take all such steps as GSK may reasonably request to give effect to the termination of the license to the Collaboration Housemarks in the applicable country and to record any documents that may be required to evidence the termination of such license.

8.11.4.

Respect of Trademarks. GSK will not have, assert or acquire any right, title or interest in or to any of Product Trademarks or Amgen Housemarks or the goodwill pertaining thereto, and Amgen will not have, assert or acquire any right, title or interest in or to the GSK Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under this Agreement, except in each case for the limited licenses explicitly provided in this Agreement.

8.11.5.	Infringement. Amgen will monitor the Product Trademarks for infringing uses within the Expansion Scope consistent with its monitoring of product trademarks for its other products. Each Party will give the other prompt notice of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware. Amgen will determine in its sole discretion what action, if any, to take in response to any such infringement or threatened infringement of any Product Trademark.

8.12.

Community Of Interest. From time to time it may be desirable or beneficial to the Parties to share between each other and their respective outside counsel privileged and/or work product information with respect to certain Patents and/or Know-How related to Ivory, and legal matters relating thereto, and that they share a common interest in the prosecution, defense and enforcement of such Patents and Know-How, including such Patents and Know-How owned or controlled by Third Parties. Therefore, the Parties agree to execute the Joint Community Of Interest Privilege Agreement (attached hereto as the Privilege Agreement Schedule) concurrently with this Agreement.

9.	CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES

9.1.

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] thereafter, the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose any and all information or materials related to the activities contemplated hereunder and furnished to it by the other Party pursuant to this Agreement (or in the case of GSK, that is created by or on the behalf of GSK and owned by Amgen pursuant to Section 8.2 (Copyright Ownership; Certain Confidential Information) or Section 5.1.3 (Development Data)) that is identified by the disclosing Party as confidential, proprietary or the like or that the receiving Party has reason to believe is confidential based upon its own similar information (collectively, “Confidential Information”). For clarity, GSK will have no right to and will not utilize any Confidential Information of Amgen for activities outside the Expansion Scope or for activities related to products other than Ivory. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

9.1.1.

was obtained or was already known by the receiving Party or its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that the receiving Party did not know was under an obligation of confidentiality to the disclosing Party with respect to such information;

9.1.2.

was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no act or omission of the receiving Party or its Affiliates in breach of this Agreement;

9.1.3.

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

9.1.4.	was independently discovered or developed by the receiving Party or its Affiliates (without reference to or use of Confidential Information of the disclosing Party).

9.2.

Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) as reasonably necessary in conducting the activities contemplated under this Agreement; (ii) with respect to Confidential Information generated in the course of the activities conducted hereunder, to the extent pertaining specifically to Ivory, for use by Amgen in connection with Ivory outside the Expansion Scope or disclosure by Amgen to a partner, GSK or licensee for use with respect to Ivory outside the Expansion Scope; (iii) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting Patent, Copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for Ivory, or otherwise required by Applicable Law, provided, however, that if a Party is required by Applicable Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing exceptions pursuant to this subsection (iii), will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iv) to advisors (including lawyers and accountants) on a need to know basis in support of the purposes of this Agreement, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; and (v) to the extent mutually agreed to by the Parties. Neither Party will disclose Confidential Information of the other Party to its personnel or to an Affiliate except to the extent such personnel or Affiliate needs to know such information for the performance of such Party’s activities hereunder.

9.3.

Confidential Treatment of Terms and Conditions. Neither Party will disclose the terms and conditions of this Agreement, except that each Party has the right to disclose the terms and conditions of this Agreement under reasonable and customary obligations of confidentiality (but no less than equivalent obligations to those terms under which the disclosing Party would disclose its own confidential information of similar type): (i) if required by Applicable Law; (ii) to Governmental Authorities with authority over such Party that request to review this Agreement in connection with a review, audit or investigation of the operations of such Party by such authority (and provided that review of the terms of this Agreement are reasonably pertinent to such review, audit or investigation); and (iii) to its attorneys and accountants in support of the purposes of this Agreement. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties will consult with one another concerning which terms of this Agreement will be requested to be redacted in any public disclosure of the Agreement, and in any event each Party will seek reasonable confidential treatment for any public disclosure by any such Governmental Authority.

9.4.

Press Releases. Notwithstanding Section 9.3 (Confidential Treatment of Terms and Conditions), the Parties will issue a joint press release to announce the execution of this Agreement, which is attached hereto as the Press Release Schedule and is for use in responding to inquiries about the Agreement and will agree on the timing in accordance with Applicable Law and method for issuing such press release and any media briefings; thereafter, GSK and Amgen may each disclose to Third Parties (including media interviews and disclosures to financial analysts) the information contained in such press release (but only such information) without the need for further approval by the other, provided that such information is still accurate. Each Party will have the right to issue additional press releases and disclosures in regards to the terms of this Agreement only with the prior written consent of the other Party, such consent not to be unreasonably withheld (or as required to comply with any Applicable Law). For any such proposed press release or disclosure, the disclosing Party will provide [*] notice to the other Party and will reasonably consider the other Party’s comments that are provided within [*] after such notice, or such shorter notice and comment periods as are reasonably required under the circumstances but not less than [*].

9.5.

Publications and Program Information. The EDC will oversee publications, presentations and public disclosures with respect to Ivory in the Expansion Scope. GSK will have the right to publish with respect to Ivory and to make scientific presentations with respect to Ivory, in each case within the Expansion Scope, subject to Section 4.6 (Conferences in the Expansion Territory) and approval of the EDC. All publications and presentations in the Expansion Scope must be consistent with the publication strategy established by the EDC. GSK may publish the results and summaries of clinical studies with respect to Ivory for the Expansion Scope on clinical trial registries maintained by GSK or its Affiliates, provided that: (i) [*]. The Parties will cooperate to establish timelines and procedures for EDC review of publications and presentations, and publications and presentations in the Expansion Scope will be subject to policies established by the Patent Coordinators to ensure appropriate protection of intellectual property rights.

9.6.

Attorney-Client Privilege Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

9.7.

Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 9 (Confidentiality, Publications and Press Releases). In addition to all other remedies, a Party is entitled to seek specific performance and injunctive and other equitable relief (without the need to post a bond) as a remedy for any breach or threatened breach of this Article 9 (Confidentiality, Publications and Press Releases).

9.8.	Additional Permitted Disclosure. [*] will have the right to [*] pursuant to [*].

10.	REPRESENTATIONS AND WARRANTIES

10.1.	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants, as of the Effective Date, to the other Party as follows:

10.1.1.

It is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

10.1.2.

This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement, and compliance with its terms and provisions, and the consummation of the transaction contemplated hereby, by such Party will not conflict, interfere or be inconsistent with, result in any breach of or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its knowledge violate any Applicable Law. The person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action.

10.1.3.

To its knowledge, no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority or under Applicable Law, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed concurrently herewith, or (except for Regulatory Approvals, licenses, clearances and the like necessary for the commercialization, research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the United States Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;

10.1.4.	It has not been debarred or the subject of debarment proceedings by any Governmental Authority;

10.1.5.

To its knowledge it and its Affiliates have not violated any applicable anticorruption or anti-bribery law or regulation, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated thereunder (collectively, “Anticorruption Laws”);

10.1.6.	It has established and maintains reasonable internal controls intended to ensure compliance with Anticorruption Laws, including reasonable reporting requirements; and

10.1.7.

It has not granted any right to any Third Party relating to any intellectual property or proprietary right licensed or granted by it to the other Party hereunder that conflicts with the rights licensed or granted to the other Party hereunder.

10.2.

Amgen Representations and Warranties. In addition to the representations and warranties set forth in Section 10.1 (Mutual Representations and Warranties), Amgen hereby represents and warrants to GSK that, except as would not be expected to have a material adverse effect on the activities of the Parties hereunder, as a whole, as of the Effective Date: [*]

10.3.	Amgen Covenants. Amgen hereby covenants to GSK that:

10.3.1.	It will not [*]; and

10.3.2.

Amgen understands its rights and obligations under this Agreement, and has and will at all times during the Term maintain sufficient resources to fully and diligently perform its obligations hereunder in accordance with the terms and provisions hereof.

10.4.

GSK Representations and Warranties. In addition to the representations and warranties set forth in Section 10.1 (Mutual Representations and Warranties), GSK hereby represents and warrants to Amgen that, except as would not be expected to have a material adverse effect on the activities of the Parties hereunder, as a whole, as of the Effective Date: [*]

10.5.	GSK Covenants. GSK hereby covenants to Amgen that:

10.5.1.

GSK understands its rights and obligations under this Agreement, and has and will at all times during the Term maintain sufficient resources to fully and diligently perform its obligations hereunder in accordance with the terms and provisions hereof; and

10.5.2.	It will not [*].

10.6.

Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS AND WARRANTIES), GSK AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, IVORY INTELLECTUAL PROPERTY, AMGEN HOUSEMARKS, GSK HOUSEMARKS, PRODUCT TRADEMARKS, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

10.7.

Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, OTHER THAN TO THE EXTENT RESULTING FROM A BREACH OF ARTICLE 7 [*] OR SECTION 9.1 (CONFIDENTIALITY; EXCEPTIONS), IN NO EVENT WILL GSK OR AMGEN BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE WILL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 11.1 (INDEMNITY BY GSK), SECTION 11.2 (INDEMNITY BY AMGEN), [*].

10.8.

Acknowledgment. The Parties agree that neither Party is making any representation hereunder with respect to the prospects of Ivory, including that Ivory will achieve any particular clinical or commercial results or will obtain Regulatory Approval(s) in any country(ies) within the Expansion Territory. Each Party understands and assumes hereunder the risks attendant to the business of developing, manufacturing, seeking to obtain Regulatory Approvals and access and reimbursement for, and commercializing Ivory, a human therapeutic product. Such risks include negative clinical results, adverse safety events, denial or delay of Regulatory Approvals, limited or restricted product labeling, no or limited access or reimbursement, product liability claims, supply failures or shortages, loss of exclusivity protections, and claims of misappropriation or infringement of intellectual property. Except with respect to a breach of this Agreement or to the extent a Loss is subject to indemnification pursuant to Section 11.1 (Indemnity by GSK), 11.2 (Indemnity by Amgen) [*], it is intended that each Party will bear its respective Losses related to the Expansion Scope that arise out of the development, manufacture, regulatory activities, commercialization or other exploitation of Ivory undertaken by or on behalf of a Party in good faith.

10.9.	Covenants. Each Party hereby covenants to the other Party that, during the Term:

10.9.1.

It will not grant any right to any Third Party relating to any intellectual property or proprietary right licensed or assigned by it to the other Party hereunder that conflicts with the rights granted to the other Party hereunder;

10.9.2.

It will not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any regulatory agency; and

10.9.3.

It will comply with all Applicable Law with respect to their performance of its rights, duties and obligations under this Agreement, including commercialization, manufacturing, research and development and regulatory activities.

11.	INDEMNIFICATION AND INSURANCE

11.1.

Indemnity by GSK. Subject to the remainder of this Article 11 (Indemnification), GSK will defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “Amgen Indemnitees”), at GSK’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by or on behalf of any of the indemnitees until such time as the indemnification obligation is acknowledged and assumed hereunder with respect to the applicable claim) (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Amgen Indemnitee by a Third Party to the extent such Losses result from: [*].

11.2.

Indemnity by Amgen. Subject to the remainder of this Article 11 (Indemnification), Amgen will defend, indemnify, and hold harmless GSK, its Affiliates, and their respective directors, officers, employees and agents (collectively, “GSK Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses arising out of any Claims brought against any GSK Indemnitee by a Third Party to the extent such Losses result from: [*]. Notwithstanding the foregoing, this Section 11.2 (Indemnity by Amgen) will not apply to any issues related to supply of Ivory by Amgen, which matters are subject to the Supply Agreement.

11.3.	[*].

11.4.

Claim for Indemnification. Whenever any Third Party Claim or Loss arises for which a GSK Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 11 (Indemnification), the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim or Loss and, when known, the facts constituting the basis for the Third Party Claim; provided that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 11.4 (Claim for Indemnification) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party will have exclusive control of the defense and settlement of all Third Party Claims for which it is responsible for indemnification and will assume defense thereof at its own expense promptly upon notice of such Third Party Claim. The Indemnified Party will not settle or compromise any Third Party Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event will the Indemnifying Party settle any Third Party Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability on such Third Party Claim or if such settlement would involve undertaking an obligation by the Indemnified Party other than the payment of money, would bind or impair the Indemnified Party, or includes any admission of wrongdoing by the Indemnified Party or that any intellectual property or proprietary right of the Indemnified Party is invalid or unenforceable. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information will be subject to Article 9 (Confidentiality, Publications and Press Releases). The Indemnifying Party will permit the Indemnified Party to participate in (but not to control) the Third Party Claim through counsel of its choosing to the extent it has the ability to do so (at the Indemnified Party’s expense). Notwithstanding the foregoing, the Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Third Party Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable; provided that, in no event will the Indemnifying Party be required to pay fees and expenses under this sentence for more than one (1) firm of attorneys in any jurisdiction in any one (1) legal action or group of related legal actions

11.5.

Defense of Third Party Claims. Except as otherwise provided in Section 11.4 (Claim for Indemnification), each Party (such Party referred to as the “Defending Party”) will have the sole right, but not the obligation, to defend against any Third Party Claims made against it with respect to its activities hereunder. Each Party will notify the other Party (the “Assisting Party”) as promptly as practicable if any Third Party Claim is commenced or threatened against it, including any Infringement Claim or any [*]. The Assisting Party will reasonably assist the Defending Party and cooperate in any such litigation at Defending Party’s reasonable request (and the Defending Party will reimburse the Assisting Party’s reasonable costs incurred in connection with such cooperation). The Defending Party will seek and reasonably consider, but is not obligated to follow, the Assisting Party’s comments before determining the strategy for such matter. Without limiting the foregoing, the Defending Party will keep the Assisting Party advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide the Assisting Party copies of and an opportunity to review and comment on any such communications, filings and submissions; provided, that each Party will have the right to redact from any information disclosed to the other hereunder any information relating to a product other than Ivory or relating to the manufacture of Ivory. The Defending Party will control the defense and/or settlement of Third Party Claims at its own expense with counsel of its choice. The Assisting Party will have the right to participate in the defense and/or settlement of such Third Party Claim at its own expense with counsel of its choice. The Defending Party will not settle a Third

Party Claim without the prior written consent of the other Party (such consent not to be unreasonably withheld), unless such settlement: [*]. In the event that a Third Party Claim is brought against both of the Parties (a “Joint Claim”), then the Parties will determine whether to defend against such Joint Claim, which of the Parties should be the Defending Party or whether the Parties should jointly control such defense and the strategy for such defense. If the Parties determine that there will be one Defending Party for a Joint Claim, then the Assisting Party will have the right to participate in the defense of such Joint Claim through counsel, and at its own expense of its choosing to the extent it has the ability to do so, and may control its own defense of the Joint Claim if there are or may be legal defenses available to the Assisting Party that are different from or additional to those available to the Defending Party, or in the reasonable opinion of counsel to the Assisting Party, a conflict or potential conflict exists between the Assisting Party and Defending Party that would make such separate representation advisable. In the case of an Infringement Claim, the coordination and cooperation set forth in this Section 11.5 (Defense of Third Party Claims) will be accomplished via the Patent Coordinators. This Section 11.5 (Defense of Third Party Claims) will not apply to employment or similar personnel-related claims.

11.6.

Insurance. Each of the Parties will, at its own respective expense, procure and maintain during the Term insurance policies adequate to cover its obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder.

12.	TERM AND TERMINATION

12.1.

Term. This Agreement will become effective on the Effective Date and, unless and until sooner terminated pursuant to any provision of this Agreement, will terminate [*] following the Effective Date (the “Term”). If earlier, this Agreement will terminate upon such time as there are no countries remaining in either the Reserved Territory or the Expansion Territory. Upon request of either Party, the Parties will discuss a [*] extension of the Term on the same terms as set forth herein. Any such extension of the Term will only be effective if expressly set forth in a written amendment hereto signed by each Party.

12.2.	Termination for Breach.

12.2.1.

In the event of a material breach of this Agreement, the non-breaching Party will have the right to terminate this Agreement (either as a whole or in the country or countries with respect to which such breach occurred, at the terminating Party’s option) by written notice to the breaching Party, which notice will specify the nature of such breach in reasonable detail. Such termination will become effective on the date specified in the notice (which will not be earlier than [*] after the delivery thereof to the breaching Party or, in the case of a failure to pay amounts due hereunder, [*]) unless, during the [*] period after delivery of such notice to the breaching Party, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party.

12.2.2.

Notwithstanding the provisions of Section 12.2.1, the following will apply in the event of multiple breaches by the same Party: (i) in the event of [*] material breaches of this Agreement by the same Party within a [*] period, the non-breaching Party will have the right to terminate this Agreement by written notice to the breaching Party, which notice will specify the nature of such third breach in reasonable detail, effective (regardless of whether such third breach is cured) as of the date specified in such notice (which will not be earlier than [*] from receipt thereof by the breaching Party), and (ii) if a Party commits at least [*] material breaches of this Agreement and such breaches are with respect to the same obligation or activity hereunder, then the non-breaching Party will have the right, but not the obligation, to call a special meeting of the EDC with respect to development breaches or the ESC with respect to any other breach (a “Special Meeting”), by written notice to the breaching Party. Such notice will state with particularity the obligations that the non-breaching Party believes have not been satisfied and the basis for such belief. The Special Meeting will be convened within ten (10) business days of the breaching Party’s receipt of such notice. At the Special Meeting, the ESC or EDC, as applicable, will discuss the non-breaching Party’s concerns, the breaching Party’s efforts in such area of concerns and any additional actions the breaching Party should take to alleviate the non-breaching Party’s concerns. The ESC or EDC, as applicable, will develop a plan describing the actions that the Parties reasonably believe the breaching Party should take to meet its applicable obligations under the Agreement (the “Remediation Plan”); provided, that the Remediation Plan may provide that the non-breaching Party will assume responsibility for such obligation or activity and the breaching Party will cooperate with the non-breaching Party to effect such transition to the non-breaching Party. The applicable Party will perform the actions described in such Remediation Plan in accordance with the timelines, if any, set forth therein. For the avoidance of doubt, if the non-breaching Party chooses not to request a Special Meeting, then such Party may proceed in accordance with Section 12.2.1.

12.3.

Termination for Insolvency. Either Party will have the right to terminate this Agreement immediately upon written notice, if: (i) the other Party becomes insolvent; (ii) the other Party files a petition in bankruptcy, or if an involuntary petition in bankruptcy is filed against the other Party and such involuntary petition is not dismissed within seventy-five (75) days and the other Party (a) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (b) assumes and assigns this Agreement to a Third Party; or (iii) a receiver or guardian has been appointed for the other Party who is not discharged within seventy-five (75) days after appointment.

12.4.

Termination for Challenge. A Party will have the right to terminate this Agreement by written notice to the other Party, if such other Party, its Affiliates or licensees bring or join any challenge to the validity or enforceability of (i) if Amgen is the challenging Party, any Know-How or Patents licensed to Amgen pursuant to Section 8.5 (License Grant by GSK) (including GSK Inventions); and (ii) if GSK is the challenging Party, any Ivory Intellectual Property (or any intellectual property corresponding to any such Ivory Intellectual Property outside the Expansion Scope). Notwithstanding the foregoing, nothing in this Section 12.4 (Termination for Challenge) will either: (i) prevent either Party from asserting any defense or counterclaim in an action for infringement of intellectual property, brought against such Party or its Affiliates, or any Third Party that such Party or any of its Affiliates is obligated to indemnify, or responding in any other manner to such an action for infringement; or (ii) allow a Party to terminate this Agreement in the event the other Party asserts any such defense or counterclaim or otherwise responds in any such action for infringement.

12.5.	Termination for Change of Control.

12.5.1.

Early Change of Control of GSK. GSK will give Amgen written notice within five (5) days after the public announcement or disclosure of, or if earlier the signing of any agreement for, a proposed Change of Control of GSK. In the event of the occurrence of, signing of an agreement for, or public announcement or disclosure of, any proposed Change of Control of GSK (a “Control Event”) prior to the [*] of the Effective Date, Amgen will have the right to [*].

12.5.2.	Later Change of Control of GSK. If a Control Event occurs on or after the [*] of the Effective Date, Amgen will have the right to [*].

12.5.3.	Change of Control of Amgen. In the event of the occurrence of a Change of Control of Amgen, if [*], then GSK will have the right to [*].

12.6.

Termination for Withdrawal or Stoppage. If (i) GSK decides to not sell Ivory in a country in the Expansion Scope, or (ii) after receipt of Regulatory Approval for Ivory in a country in the Expansion Scope GSK does not sell Ivory in such country, in either case for a period of [*] for reasons other than Force Majeure, then in any such event GSK will promptly notify Amgen thereof in writing and Amgen will have the right to terminate this Agreement with respect to such country, on [*] prior written notice; provided, that during the [*] notice period, GSK may request that the Parties meet to discuss without obligation, whether, and under what conditions, GSK may be able to commence or continue selling Ivory in such country. Termination under this Section 12.6 (Termination for Withdrawal or Stoppage) is independent of any termination right under Section 12.2 (Termination for Breach) and the occurrence of an event in clause (i) or (ii) of this Section 12.6 (Termination for Withdrawal or Stoppage) will not necessarily constitute a breach hereunder or imply that a breach has occurred hereunder.

12.7.	Termination for Convenience. GSK will have the right to terminate this Agreement (in its entirety, not on a country-by-country basis) upon [*] prior written notice; provided, that in no event will a termination under this Section 12.7 (Termination for Convenience) be effective prior to [*] (even if notice is delivered more than [*] prior thereto). Upon delivery of a valid termination notice in accordance with this Section 12.7 (Termination for Convenience), the Parties will discuss a plan to effect a smooth and orderly transition to Amgen of all activities and rights with respect to Ivory in the Expansion Scope and GSK will comply with all reasonable requests of Amgen in connection therewith. During the [*] notice period, GSK will undertake reasonable efforts to effect such transition. On a country-by-country basis, during the [*] notice period Amgen in its discretion may accelerate the termination of this Agreement with respect to a country or countries within the Expansion Territory, such that Amgen can take over activities and rights with respect to Ivory hereunder in countries in the Expansion Territory at different times during the notice period.

12.8.	Amgen Termination Right.

12.8.1.

Buy-Out. Beginning on [*] (the “Buy-Out Date”), Amgen will have the right, on a [*] basis, to terminate this Agreement in such [*] by at least [*] prior written notice to GSK (a “Country Termination Notice”), such termination to be effective no sooner than the Buy-Out Date. During the Term, GSK will provide to Amgen all information reasonably requested by Amgen for it to evaluate and plan with respect to the potential exercise of its termination rights under this Section 12.8 (Amgen Termination Right). In the event of any such termination, Amgen will pay GSK [*].

12.8.2.

Buy-In Discussion. In addition to Amgen’s right to terminate under Section 12.8.1 (Buy-Out), beginning on the Buy-Out Date, either Party may request that the Parties meet and discuss, without any obligation, alternatives with respect to the commercialization of Ivory in the applicable [*], which may include continuing to commercialize pursuant to this Agreement, increasing operational participation by Amgen under this Agreement, or entering into a joint venture with respect to such [*] (with respect to Ivory or other products of the Parties). During the Term, GSK will provide to Amgen all information reasonably requested by Amgen for it to evaluate and plan with respect to the potential discussions described in this Section 12.8.2 (Buy-In Discussion).

12.9.

Effects of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason, the following will apply (to the Expansion Territory as a whole, if the entire Agreement is terminated, or only to the applicable country(ies) if the Agreement is terminated only with respect to a country or certain countries within the Expansion Territory):

12.9.1.

Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any liability (including any payment obligations) that, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to activities prior to such expiration or termination.

12.9.2.

Transfer of Materials. With respect to any terminated country within the Expansion Territory, upon Amgen’s request, GSK will transfer to Amgen any inventory of and/or materials related to Ivory, and Amgen will reimburse GSK’s acquisition or reasonable production costs thereof.

12.9.3.

Promotion Rights; Licenses. Except as set forth in Section 12.10 (Transition), upon the expiration or termination of this Agreement: (i) GSK’s right to further develop and commercialize Ivory in the Expansion Scope will terminate, (ii) all licenses to GSK hereunder will terminate, and (iii) GSK will immediately cease all of its commercialization and other activities for Ivory in the Expansion Scope and discontinue all use of Amgen Housemarks and Product Trademarks. Amgen will have the right to use the GSK Housemarks incorporated in Ivory materials until such time as any existing inventory of labeling, package inserts or outserts, monographs or packaging materials or Promotional Materials for Ivory in the Expansion Scope that contain the GSK Housemarks have been depleted.

12.9.4.

Product Data and Amgen Confidential Information. GSK will promptly transfer to Amgen, at no cost, copies of all data, reports, records and materials in its possession or control that relate to Ivory (“Product Data”). Such Product Data will be in electronic form reasonably usable by Amgen and, if reasonably necessary in connection with Amgen’s (or its designee’s) further commercialization, development or exploitation of Ivory in the Expansion Territory, will include original hardcopies or duplicate copies thereof, as required. In addition (without limiting Section 8.2 (Copyright Ownership; Certain Confidential Information)), all Product Data generated by or under authority of [*] hereunder during the term of the Agreement that solely pertains to [*] following termination of this Agreement. In addition, GSK will promptly return to Amgen, or destroy at Amgen’s request, all relevant records and materials in GSK’s possession or control containing Confidential Information of Amgen (provided that GSK may keep: (i) such copies of such records as may be required for GSK to comply with Applicable Law; and (ii) one copy of such Confidential Information of Amgen, for archival purposes only, provided that, in each case, such copies are Segregated from any [*]).

12.9.5.

Return of Materials. GSK will promptly return to Amgen, or destroy at Amgen’s request (and certify such destruction to Amgen), all Promotional Materials, sales training materials and any other documents, or materials primarily intended for use in commercialization of Ivory in the Expansion Territory.

12.9.6.

Assignment of Filings and Registrations. Upon request of Amgen, GSK will, at its own expense (other than with respect to any fee payable to the relevant Governmental Authority in connection with the relevant assignment, which will be borne by Amgen), (i) assign to Amgen (or its designee) all Regulatory Filings and Regulatory Approvals in the Expansion Territory related to Ivory that are in GSK’s name (if any) or withdraw such Regulatory Filings or Regulatory Approvals or take such other action with respect thereto as directed by Amgen, and (ii) assign to Amgen (or its designee) all trademark and Copyright registrations related to Ivory (or to labeling, package inserts or outserts, monographs or packaging materials or Promotional Materials for Ivory) that are in GSK’s name, if any. The foregoing is not meant to imply any right of GSK to own any filing or intellectual property except as may be expressly set forth herein or agreed in writing between the Parties. To the extent permitted by Applicable Law, until each requested Regulatory Filing and Regulatory Approval is assigned to Amgen (or its designee), GSK will hold such filing or approval for the benefit of Amgen and will take all action reasonably necessary or requested by Amgen to provide Amgen with the benefit thereof, including granting Amgen exclusive rights thereunder, providing Amgen with a right of reference and access to all such filings and approvals and notice of and an opportunity to participate in any interactions and correspondence with Governmental Authorities with respect to such filings and approvals.

12.9.7.

Survival. Articles 6 (Payments) (with respect to periods prior to expiration or termination), 7 [*] (only with respect to such continuing periods as expressly referenced in such Article), 11 (Indemnification and Insurance), 13 (Miscellaneous) and Sections 5.7 (Product Technical Complaints; Recalls; Returns) (only with respect to Ivory sold by GSK in the Expansion Scope prior to the termination), 5.1.5 (Development Costs) (only with respect to activities undertaken prior to termination), 6.1 (Support Costs) (only with respect to activities undertaken prior to termination), 8.3 (Joint Ownership), 8.4 (License Grant by Amgen) (only with respect to the transition period referenced in Section 12.10 (Transition)), 8.5 (License Grant by GSK), 8.11.3.1 (To GSK) (with respect to the transition period referenced in Section 12.10 (Transition)), 8.11.3.2 (To Amgen) (with respect to the sell-off period referenced therein), 9.1 (Confidentiality; Exceptions), 9.2 (Authorized Disclosure), 9.3 (Confidential Treatment of Terms and Conditions), 9.6 (Attorney-Client Privilege), 9.7 (Injunctive Relief), 12.9 (Effects of Expiration or Termination), 12.10 (Transition), and 12.11 (No Limitation of Rights) will survive expiration or termination of this Agreement for any reason. Following any such expiration or termination, medical inquiries with respect to Ivory will be referred by GSK to Amgen in accordance with instructions provided by Amgen. Except as otherwise provided in this Section 12.9 (Effects of Expiration or Termination), all rights and obligations of the Parties under this Agreement will terminate upon expiration or termination of this Agreement for any reason.

12.10.

Transition. During all applicable notice periods prior to termination of this Agreement under Sections 12.2 (Termination for Breach), 12.3 (Termination for Insolvency), 12.4 (Termination for Challenge), 12.5 (Termination for Change of Control), 12.7 (Termination for Convenience) 12.8 (Amgen Termination Right) and 13.10 (Force Majeure) (provided, however, that with respect to transition following termination pursuant to Section 13.10 (Force Majeure), the Party subject to such Force Majeure or [*] will not be liable for activities under this Section 12.10 (Transition) to the extent prevented from performing such activities due to the Force Majeure or [*] giving rise to such termination), GSK will continue to meet its obligations to promote Ivory within the Expansion Scope, in accordance with the Expansion Brand Plan and this Agreement, unless otherwise requested by Amgen. Except for termination pursuant to Section 12.8 (Amgen Termination Right), during such period as the Parties determine is reasonably necessary (up to [*]) following the effective date of such termination, GSK will undertake reasonable efforts to effect a smooth and orderly transition of all commercial activities and responsibilities of GSK under this Agreement to Amgen, as soon as reasonably possible, to enable Amgen to continue the promotion and commercialization of Ivory in the Expansion Scope after termination. Notwithstanding the foregoing, the Parties will use reasonable efforts to effect the transition as quickly as possible within the time periods referenced above. For the avoidance of doubt, in the case of termination in accordance with Section 12.6 (Termination for Withdrawal or Stoppage) for a safety issue, GSK will have no obligation to Detail or commercialize Ivory, or take any other action that it reasonably believes presents a safety risk to patients, but will carry out its other obligations pursuant to Section 12.9 (Effects of Expiration or Termination). During the longer of any such notice period and a [*] period following any termination of this Agreement, GSK will undertake reasonable efforts to effect a smooth and orderly transition of all commercial and other activities and responsibilities of GSK under this Agreement to Amgen, as soon as reasonably possible, to enable Amgen to continue the development, promotion and commercialization of Ivory in the Expansion Scope after termination. During any transition period subsequent to the expiration or termination of this Agreement, Amgen will reimburse GSK’s reasonable costs incurred at Amgen’s request in connection with the transition of responsibilities for Ivory in the Expansion Scope to Amgen. As the case may be, this Section 12.10 (Transition) will apply to the Expansion Territory as a whole if the entire Agreement is terminated, or only to the applicable country(ies) if the Agreement is terminated only with respect to a country or certain countries within the Expansion Territory.

12.11.

No Limitation of Rights. The rights provided in this Article 12 (Term and Termination) will be in addition and without prejudice to any other rights which the Parties may have with respect to any default or breach of the provisions of this Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law will remain available to the Parties except as expressly agreed otherwise herein.

13.	MISCELLANEOUS

13.1.

Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate); provided, that such Party will be responsible for its Affiliates’ performance hereunder.

13.2.

Arbitration. In the event of any controversy or dispute arising out of or relating to any provision of this Agreement, the construction, validity or breach thereof, the Parties will try to settle the same amicably between themselves. If the Parties fail to settle such matter within thirty (30) days of it having arisen, such matter will be exclusively and finally resolved by binding arbitration under the [*] selected in accordance with the Rules. The place of the arbitration will be [*] and the language of the arbitration will be English. In the event of a dispute involving the alleged breach of this Agreement, neither Party will have the right to terminate this Agreement until resolution of the dispute pursuant to this Section 13.2 (Arbitration), and any time period for cure will commence only after such resolution. Any disputed performance or suspended performance pending the resolution of a dispute involving the alleged breach of this Agreement that the arbitrator determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator. The arbitration award will be final and binding upon both Parties and may be entered in any court of competent jurisdiction for enforcement. The arbitrators will have the power to grant monetary damages as well as injunctive or other specific relief. Notwithstanding the foregoing, each Party will have the right to seek, without establishment of the arbitral tribunal, injunctive or other provisional relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm or preserve the subject matter of a dispute. Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrators’ fees and any administrative fees of arbitration.

13.3.

Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Applicable Law, general succession or otherwise) by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement, or rights and obligations hereunder, without prior written consent to any Affiliate, and Amgen may assign this Agreement without prior written consent in connection with the transfer or sale of all or substantially all of the business of Amgen to which this Agreement relates. Any assignment not in accordance with this Agreement will be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

13.4.

Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

13.5.

Compliance with Applicable Law. No Party will be required by this Agreement to take or omit to take any action in contravention of Applicable Law or applicable national and international pharmaceutical industry codes of practices

13.6.

Construction. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s permitted successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Schedules, unless otherwise specifically provided, will be construed to refer to Articles, Sections or Schedules of this Agreement. This Agreement has been executed in English, and the English version of this Agreement will control.

13.7.

Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

13.8.

Currency. With respect to amounts required to be converted into another currency for calculation or payment, hereunder, such amounts will be converted using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by whichever Party recorded the relevant receipt or expenditure, for the respective reporting period in its books and records that are maintained in accordance with GAAP or IFRS, as the case may be. If a Party is not required to perform such a currency conversion for its GAAP or IFRS reporting with respect to the applicable period, then for such period such Party will make such conversion using the rate of exchange which corresponds to the [*] as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the calendar quarter (or such other publication as agreed-upon by the Parties) in which such receipt or expenditure was incurred.

13.9.

Entire Agreement. This Agreement, including the attached Schedules, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior or contemporaneous negotiations, representations, agreements and understandings regarding the same. Nothing in this Agreement is intended to modify, abrogate or eliminate those rights and obligations of the Parties expressly set forth in the Collaboration Agreement.

13.10.

Force Majeure. Neither Party will be liable for delay or failure in the performance of any of its obligations hereunder (other than the payment of money) to the extent such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect) and further provided that the affected Party uses its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed. If the performance of any obligation or activity of either Party that is fundamental to the commercial success of Ivory in the Expansion Scope is prevented by such Force Majeure event for a period of more than [*], then either Party may terminate this Agreement upon [*] written notice, unless such obligation is performed within such [*] notice period. In addition, [*].

13.11.

Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

13.12.	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

13.13.

No Set-Off. Except as expressly set forth in Section 6.4 (Withholding) or Section 6.5 (VAT), no Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates), whether pursuant to this Agreement or otherwise.

13.14.

Notices. Any notice required or permitted to be given by this Agreement will be in writing, in English, and will be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320
Attention: Corporate Secretary
Telephone: (805) 447-1000
Facsimile: [*]

If to GSK:	GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539
King of Prussia, PA 19406-0939
USA
Attention: Senior Vice President, Worldwide Business Development
Telephone: [*]
Facsimile: [*]

With a copy to:

GlaxoSmithKline
2301 Renaissance Boulevard
Mailcode RN0220
King of Prussia, PA 19406-2772
USA
Attention: Vice President and Associate General Counsel, Business Development Transactions
Telephone: [*]
Facsimile: [*]

Any such notice will be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 13.14 (Notices).

13.15.

Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. The Parties will operate their own businesses separately and independently and they will hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers. Each Party will be responsible for fulfilling its own obligations under this Agreement, and it will not have control or responsibility over the actions of the other Party. The Parties will make and receive only such payments as are required under this Agreement for sales and services required hereunder, and will not share in, or participate in, the business operations of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Each Party will file all necessary reports, statements, tax returns, information returns and any other filings with the U.S. Food and Drug Administration, the Securities and Exchange Commission, U.S. Internal Revenue Service, any regulatory authority or any other Governmental Authority on a basis that is consistent with the terms of this Section 13.15 (Relationship of the Parties).

13.16.

Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of Applicable Law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect or to any extent, then in such respect and to such extent such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their commercially reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.17.	[*]

13.18.

Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or GSK Indemnities in Article 11 (Indemnification), there are no Third Party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.

13.19.

Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Expansion Agreement as of the Effective Date.

GLAXO GROUP LIMITED		AMGEN INC.

By:	/s/ PAUL WILLIAMSON	By:	/s/ ROBERT A. BRADWAY
Name:	Paul Williamson	Name:	Robert A. Bradway
Title:	Edinburgh Pharmaceutical Industries Limited Corporate Director	Title:	Executive Vice President & Chief Financial Officer